EXHIBIT 4.6

MERGER AGREEMENT

THIS MERGER AGREEMENT dated as of October 2, 2002 (the “Agreement”) is made by and among ADHEREX TECHNOLOGIES INC., a corporation amalgamated under the Canada Business Corporations Act (“Adherex”), ADHEREX, INC., a Delaware corporation and a wholly owned subsidiary of Adherex (“Adherex US”), and OXIQUANT, INC., a Delaware corporation (the “Company”).

WHEREAS the respective Boards of Directors of Adherex (the “Adherex Board”), Adherex US (the “Adherex US Board”) and the Company (the “Company Board”) have each determined that it is in the best interests of their respective shareholders and/or stockholders, as may be applicable, for Adherex to acquire the Company upon the terms and subject to the conditions set forth herein;

AND WHEREAS in furtherance of such acquisition, Adherex Board, Adherex US Board and the Company Board have each approved the merger of Adherex US with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”) and upon the terms and subject to the conditions set forth herein;

AND WHEREAS the Stockholder’s Representative has been appointed as the representative of the Stockholders (as hereinafter defined) in order to satisfy the requirements of Article IX hereof and the Stockholders’ Representative has accepted such appointment;

AND WHEREAS for United States Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Tax Code;

AND WHEREAS certain capitalized terms used in this Agreement bear the definitions provided therefor in Section 10.8 hereof;

NOW THEREFORE in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Adherex, Adherex US and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined hereinafter) and subject to, and upon the terms and conditions of, this Agreement and Delaware Law, Adherex US shall merge with and into the Company, the separate corporate existence of Adherex US shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Company.” Following the Merger, the Surviving Company shall be a wholly owned subsidiary of Adherex. It is intended that the Merger constitute a tax-free reorganization under Section 368(a)(2)(E) of the Tax Code and, by executing this Agreement, the parties intend to adopt a plan of reorganization within the meaning of Section 368 of the Tax Code.

1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form attached as Exhibit “A” hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the time of such filing being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the Merger shall have all effects as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject to the provisions of this Agreement, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Adherex US shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Company and Adherex US shall become the debts, liabilities, obligations and duties of the Surviving Company.

1.4 Certificate of Incorporation; By-Laws. Unless otherwise determined by Adherex and the Company prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Company, as amended pursuant to the Certificate of Merger, shall be the Certificate of Incorporation of the Surviving Company until thereafter amended as provided by law and such Certificate of Incorporation and the By-laws of the Company shall be the By-laws of the Surviving Company until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Company and such By-laws.

1.5 Directors and Officers. The sole director of Adherex US immediately prior to the Effective Time shall be the initial director of the Surviving Company, to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Company, and the officers of Adherex US immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

1.6 Effect on Company Capital Stock. At the Effective Time and following the Share Consolidation, by virtue of the Merger and, except as provided herein, without any action on the part of Adherex US, Adherex, the Company or the Stockholders, the following shall be deemed to have occurred:

(a)	Each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time, other than shares of Common Stock to be cancelled pursuant to Section 1.6(b) hereof and any Dissenting Shares (as defined and to the extent provided for in Section 1.7 hereof), shall automatically convert into and be exchangeable for: (i) such number of fully paid and non-assessable Common Shares (as defined in Section 3.3 hereof) equal to the product resulting from multiplying one (1) times the Exchange Ratio (such Common Shares, the “Merger Shares”), and (ii) a fully paid and non-assessable warrant, in the form attached hereto as Exhibit “B,” to purchase the number of Common Shares equal to the product resulting from multiplying one (1) times the Warrant Exchange Ratio at a price equal to the Warrant Purchase Price (each, a “Merger Warrant” and, together with the Merger Shares, the “Merger Securities”);

(b)	Each share of Common Stock held in the treasury of the Company and each share of Common Stock owned by Adherex US, Adherex or any direct or indirect wholly owned subsidiary of Adherex or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof;

(c)	Each share of common stock, $.001 par value of Adherex US (the “Subsidiary Common Stock”), issued to Adherex and outstanding immediately prior to the Effective Time, which shall be the only shares of capital stock of Adherex US outstanding prior to the Effective Time and shall be owned by Adherex at the Effective Time, shall be converted into and exchanged for one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Company and shall constitute at the Effective Time all of the issued and outstanding capital stock of the Surviving Company;

(d)	The Exchange Ratio and Warrant Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Common Shares), reorganization, recapitalization or other like change with respect to Common Shares occurring after the Effective Time; and

(e)	No fraction of a Merger Share will be issued, but rather the number of Merger Shares to which any Stockholder is entitled shall be rounded down to the nearest whole share.

1.7 Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, any shares of capital stock of the Company outstanding immediately prior to the Effective Time held by any person that has not consented to the Merger and has demanded and perfected such person’s right of appraisal of such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal (such person a “Dissenting Stockholder” and such shares, the “Dissenting Shares”), shall not be converted into or represent a right to receive Merger Securities pursuant to Section 1.6 hereof, but such holder shall only be entitled to such rights as are granted by Delaware Law. Notwithstanding the foregoing, if any holder of shares of capital stock of the Company who demands appraisal of such Dissenting Shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive Merger Securities pursuant to Section 1.6 hereof, without interest thereon, upon surrender of the certificate or certificates representing such shares. The Company shall give Adherex prompt notice of any written demands for appraisal of any shares of capital stock of the Company, withdrawals of such demands and any other instruments served pursuant to Delaware Law and received by the Company. The Company shall give to Adherex the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law hereunder. The Company shall not, except with the prior written consent of Adherex (which consent shall not be unreasonably withheld), voluntarily make any payment with respect to any demands for appraisal of any capital stock of the Company or offer to settle or settle any such demands.

1.8 Surrender of Company Certificates.

(a)	Prior to the Effective Time, Adherex shall designate a bank or trust company (or other person acceptable to Adherex and the Company) to act as exchange agent (the “Exchange Agent”) in the Merger, which may be its registrar and transfer agent.

(b)	At the Effective Time, Adherex shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Adherex may adopt, the Merger Securities issuable pursuant to Section 1.6 hereof in exchange for outstanding shares of Common Stock.

(c)	Promptly after the Effective Time, Adherex shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the “Company Certificates”) which immediately prior to the Effective Time represented outstanding shares of Common Stock whose shares were converted into the right to receive Merger Securities pursuant to Section 1.6 hereof:

(i)	a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Adherex may reasonably specify); and

(ii)	instructions for use in effecting the surrender of the Company Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Adherex. Upon surrender of the Company Certificates to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole Merger Shares and Merger Warrants which such holder has the right to receive pursuant to Section 1.6 hereof (the “Adherex Certificates”), and the Company Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Common Stock will be deemed from and after the Effective Time, for all corporate purposes to evidence the ownership of the number of Merger Securities into which shares of Common Stock shall have been so converted in accordance with Section 1.6 hereof.

(d)	No dividends or other distributions declared or made after the Effective Time with respect to Common Shares with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to Merger Shares represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to applicable law, following surrender of any such Company Certificate, there shall be paid to the record holder of the certificates representing whole Merger Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Merger Shares.

(e)	If any certificate for Merger Shares or Merger Warrants is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that (i) the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer, (ii) that the person requesting such exchange will have paid to Adherex, or any agent designated by it, any transfer or other taxes required by reason of the issuance of a certificate for Merger Shares or Merger Warrants in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Adherex or any agent designated by it that such tax has been paid or is not payable and (iii) that an opinion shall have been delivered to Adherex on behalf of the transferor to the effect that such transfer will not violate any applicable securities laws.

(f)	Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Company or any party hereto shall be liable to a Stockholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.9 No Further Ownership Rights in Common Stock. All Merger Securities issued upon the surrender for exchange of shares of Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Common Stock, and there shall be no further registration of transfers on the records of the Company of shares of Common Stock which are outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Company for any reason, they shall be cancelled and exchanged for Merger Securities as provided in this Article I and appropriately entered into the stock ledger of the Surviving Company.

1.10 Lost, Stolen or Destroyed Company Certificates. In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof and providing such indemnity as required by the Exchange Agent, such Merger Securities, as may be required pursuant to Section 1.6 hereof, provided, however, that Adherex may, if required by the Exchange Agent and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as the Exchange Agent may direct as indemnity against any claim that may be made against Adherex or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.11 Taking Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Adherex US, the officers and directors of the Surviving Company are fully authorized in the name of the Company and Adherex US to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce each of Adherex and Adherex US to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby represents and warrants to Adherex and Adherex US as follows:

2.1 Organization and Good Standing. The Company is a corporation duly incorporated, organized, validly existing and in good standing under Delaware Law. The Company has all requisite corporate power and authority to own or lease and operate its properties, to carry on its business as presently conducted. The Company is duly licensed or qualified to do business as a foreign corporation in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to be so licensed or qualified would not have, or be reasonably likely to have, a Material Adverse Effect. The Company is not in violation of any term or provision of its certificate of incorporation (the “Certificate of Incorporation”) or by-laws (the “By-Laws”) as in effect as of this date. The Company is not subject to any reporting requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.2 Authorization and Non-Contravention. This Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, which affect enforcement of creditors’ rights generally. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate any of the transactions contemplated hereby, other than the adoption of this Agreement by the Stockholders in accordance with Delaware Law. The Company Board has, as of the date hereof, approved and deemed this Agreement to be advisable and determined that the Merger is fair to and in the best interest of the Company and the Stockholders. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with or result in a default under any contract or obligation to which the Company is a party or by which it or its assets are bound, or any provision of the Certificate of Incorporation or By-Laws, or cause the creation of any lien or encumbrance upon any of the assets of the Company, except for those which would not have, or be reasonably likely to have, a Material Adverse Effect; (b) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or, to the knowledge of the Company, any order of, or any restriction imposed by any court or other governmental agency applicable to any of the Company, except for those which would not have, or be reasonably likely to have, a Material Adverse Effect; (c) require from the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party other than pursuant to applicable securities laws (including, without limitation, U.S. “blue sky” laws); or (d) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Company is a party or by which it is bound, except for those which would not have, or be reasonably likely to have, a Material Adverse Effect.

2.3 Authorized and Outstanding Shares. As of the date hereof, the authorized capital of the Company consists of 10,000,000 shares of common stock, par value $.001 (the “Common Stock”), and 5,000,000 shares of preferred stock. As of the date hereof, there are (i) 5,255,000 shares of Common Stock, all of which are validly issued and outstanding and none of which are subject to escrow or pooling agreements, and (ii) no shares of preferred stock issued or outstanding. All of the issued and outstanding shares in the capital stock of the Company have been offered, issued and sold in compliance with applicable securities laws. As of the date hereof, the issued and outstanding shares in the capital stock of the Company are held beneficially and of record by the persons identified in Schedule 2.3 hereto in the amounts indicated thereon. All of the issued and outstanding shares of Common Stock were duly authorized and validly issued and are fully paid and non-assessable and are fee of any liens or encumbrances created by or resulting from the actions of the Company and are not subject to pre-emptive rights or rights of first refusal created by statute, the Certificate of Incorporation, the By-Laws or any agreement to which the Company is a party or by which it is bound. None of the shares of Common Stock are listed on any stock exchange.

2.4 Options, etc. Schedule 2.4 hereto sets forth the name of each holder of subscriptions, options, warrants, convertible securities, calls, commitments, agreements or obligations or any character or rights or obligations capable of becoming any of the foregoing, calling for the purchase, redemption or issuance of any shares of capital stock of the Company and any other securities of the Company or otherwise exercisable or exchangeable into shares of capital stock of the Company (collectively, “Rights”), the number and class or series of shares of capital stock for which such Rights are so exercisable or exchangeable with respect to each holder, along with the applicable vesting schedule, if any, and the exercise price thereof. All of the issued and outstanding Rights have been offered, issued and sold in compliance with applicable securities laws. Except as disclosed in Schedule 2.4 or otherwise reflected on Schedule 2.3, there are no outstanding subscriptions, options, warrants, agreements, arrangements or commitments of any kind for or relating to the issuance, or sale of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests in the Company.

2.5 Agreements with Stockholders. Except as set forth in Schedules 2.4 or 2.5 hereto: (i) the Company does not have any obligation to purchase, redeem, or otherwise acquire any shares of capital stock of the Company or any interests therein or to pay any dividend or to make any distribution in respect thereof; (ii) there are no pre-emptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of any shares of capital stock of the Company. Except as set forth on Schedule 2.4, there are no rights to have shares of capital stock of the Company registered for sale to the public pursuant to the laws of any jurisdiction, and there are no agreements of which the Company is aware relating to the voting of the Company’s voting securities or restrictions on the transfer of shares of capital stock of the Company.

2.6 Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity.

2.7 Financial Statements. The Company has delivered to Adherex and Adherex US those financial statements copies of which are attached hereto as Schedule 2.7 hereto (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles as in effect from time to time (“US GAAP”), applied consistently during the periods covered thereby, and present fairly in all material respects the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby.

2.8 Absence of Undisclosed Liabilities. Except as stated or adequately reserved against in the Financial Statements, incurred as a result of or arising out of the transactions contemplated under the Transaction Documents or as set forth in Schedule 2.8 hereto, the Company does not have any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, in any case which has, or is reasonably likely to have, a Material Adverse Effect. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other person.

2.9 Absence of Certain Developments. Since December 31, 2001, except as set forth on Schedule 2.9, the Company has conducted its business only in the ordinary course consistent with past practice and except for general industry and economic conditions, there has been (a) no change in the respective condition (financial or otherwise) of the Company, or in the assets, liabilities, business or prospects of the Company that has or is reasonably likely to have a Material Adverse Effect, (b) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the shares of capital stock of the Company, (c) no issuance of any shares of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any of the capital stock or other equity securities of the Company, (d) no waiver of any valuable right of the Company or cancellation of any material debt or claim held by the Company, (e) no discharge or satisfaction by the Company of any material lien or encumbrance or payment by the Company of any obligation or liability (fixed or contingent), (f) no material increase in the compensation paid or payable to any officer, director, employee or agent of the Company, (g) no material loss, destruction or damage to any property of the Company, whether or not insured, (h) no material labour dispute involving the Company and no material change in the personnel of the Company, or the terms and conditions of their employment, (i) no acquisition or disposition of any assets (or any contract or arrangement therefor), including any of the Intellectual Property Rights (as defined in Section 2.13 hereof) other than in the ordinary course of the Company’s business, nor any other transaction by the Company otherwise than for fair value in the ordinary course of its business, (j) no change in accounting methods or practices of the Company, (k) no loss, or any development that is expected to result in a loss, of any significant supplier, customer, distributor or account of the Company (other than the completion in the ordinary course of business of specific projects for customers), (l) no amendment or termination of any contract or agreement to which the Company is a party or by which it is bound, and (m) no commitment (contingent or otherwise) to do any of the foregoing.

2.10 Litigation. Except as set forth on Schedule 2.10, to the knowledge of the Company, there is no litigation, arbitration or governmental proceeding or investigation pending or threatened, by or against the Company, or affecting any of the properties or assets of the Company, or against any officer, key employee or Stockholder of the Company in such person’s capacity as such, nor, to the knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted with any chance of recovery where such recovery could have a Material Adverse Effect. Neither the Company nor any officer, key employee or Stockholder thereof in such person’s capacity as such is, to the knowledge of the Company, subject to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency.

2.11 Tax Matters.

(a)	The Company has paid all federal, provincial, state, local, foreign (including, without limitation, any taxes due in any U.S. jurisdiction) or other taxes, including, without limitation, and where applicable, gross or net income taxes, capital taxes, excise taxes, sales taxes, use taxes, goods and services, harmonized sales, gross receipts taxes, franchise taxes, net worth taxes, employment and payroll related taxes, withholding taxes, stamp taxes, transfer and property taxes, value-added taxes, unemployment insurance, severance, health insurance and Canada and Quebec and other government pension plan premiums or contributions, or other tax of any kind whatsoever, including any liability therefor as a transferee under Section 6901 of the Tax Code or any similar provision of applicable laws, as a result of Treasury Regulation §1.1502-6 of the U.S. Internal Revenue Service or any similar provision of applicable laws or as a result of any tax sharing or similar agreement together with any interest, penalty, fine or addition thereto, whether disputed or not (collectively, “Taxes”), required to be paid by it through the date hereof, whether or not assessed by the appropriate governmental authority, and has fully provided for any Taxes not yet due in the books and records and financial statements, as applicable, of the Company.

(b)	All Taxes and other assessments and levies that the Company is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities when due.

(c)	The Company has, in accordance with applicable law, timely (taking into consideration all extensions) and properly filed all federal, provincial, state, local and foreign tax returns (including, without limitation, any U.S. federal, state or local tax returns), declarations, reports, claims for refund, information returns or statements and any schedule or amendment thereto relating to Taxes or required to be filed by any taxing authority in connection with the determination of any Tax (collectively, “Tax Returns”) required to be filed by it through the date hereof. All such Tax Returns were correct and complete in all material respects and included all income and other amounts and information required to be reported thereon.

(d)	Neither the Canada Customs and Revenue Agency, the U.S. Internal Revenue Service nor any other taxing authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes and there are no matters under discussion, audit or appeal with any relevant governmental authority. No issue relating to the Company or involving any Tax for which the Company might be liable has been resolved in favour of any taxing authority in any audit or examination which, by application of the same principles could reasonably be expected to result in a deficiency for Taxes for any other period.

(e)	The Company files Tax Returns in all jurisdictions where it is required to so file. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f)	The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to payment or collection of any Tax, filing of a Tax Return, or with respect to any Tax assessment or deficiency and no power of attorney granted by or with respect to the Company relating to Taxes is currently in force.

(g)	There are no liens or other security interests encumbering any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes (except where such security interests arise as a matter of law prior to the due date for paying the related Taxes).

(h)	Except as set forth in Schedule 2.11(h) hereto, there has never been any audit of any Tax Return filed by the Company, no such audit is in progress to the knowledge of the Company, and the Company has not been notified by any tax authority that any such audit is contemplated or pending. The Company has delivered to Adherex true, complete and correct copies of all income Tax Returns, audit reports and statements of deficiencies filed or issued to or with respect to the Company (or, insofar as such items relate to the Company, by or to any affiliated, consolidated, combined or unitary group of which the Company was then a member) since its date of inception.

(i)	The unpaid Taxes of the Company (i) did not, as of the Financial Statements, exceed the reserve for Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Financial Statements (other than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the date hereof in accordance with US GAAP and the past custom and practice of the Company in filing its Tax Returns.

(j)	The Company is not and has never been (i) a member of any affiliated group filing or required to file a consolidated, combined, or unitary Tax Return or (ii) a party to or bound by, nor does it have or has it ever had any obligation under, any Tax sharing agreement or similar contract or arrangement. The Company does not have any liability for the Taxes of any other person under Treasury Regulation §1.1502-6 of the U.S. Internal Revenue Service (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(k)	The Company has not distributed to its Stockholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355 of the Tax Code applies (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Tax Code) that includes the transactions contemplated by this Agreement.

(l)	The Company is not a party to any contract or agreement, plan, or arrangement concerning any person that, individually or collectively with other similar agreements, could reasonably be expected to give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code.

(m)	The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Tax Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Tax Code.

(n)	No Stockholder holds any Common Stock which is subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Tax Code) with respect to which a valid election under Section 83(b) of the Tax Code has not been made, and no payment to any Stockholder of any portion of the consideration payable pursuant to this Agreement to the holders of Common Stock will result in compensation or other income to such Stockholder with respect to which Adherex or the Company would be required to deduct or withhold any Tax.

(o)	The Company has not used the installment method to defer any material liability for Taxes to any taxable period ending after the Effective Time, and the Company is not required to make any adjustments pursuant to Section 481 of the Tax Code or any similar provision of state or local law. There is no limitation on the utilization by the Company of its net operating losses, built-in losses, tax credits or other similar items under Section 382, 383, or 384 of the Tax Code.

2.12 Title to Properties. Schedule 2.12 hereto lists all real and personal property used in or necessary to the conduct of the business of the Company that had an original purchase price of at least $5,000 and that has been acquired since December 31, 2001. The Company has good and marketable title of record to all of its owned real property and a valid and enforceable leasehold interest in all of its leased real property, free and clear of all liens, restrictions and encumbrances. Subject to any encumbrances thereon disclosed in Schedule 2.13(a) hereto, the Company has good title to or a valid and enforceable leasehold interest in all personal property used in or necessary to its business, and the same is in good condition and repair in all material respects (ordinary wear and tear excepted). The Company is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, except for violations which, singly or in the aggregate, would not have a Material Adverse Effect nor has the Company received written notice of any violation with which it has not complied in all material respects.

2.13 Intellectual Property.

(a)	Ownership of Intellectual Property Assets. Except as set forth in Schedule 2.13(a), the Company is the exclusive owner of, and has good, valid and marketable title to each of the Intellectual Property Assets (as defined in sub-section 2.13(m) hereof) free and clear of all mortgages, pledges, charges, liens, security interests, or other encumbrances or agreements, and has the right to use without payment to a third party all of the Intellectual Property Assets. No claim is pending or, to the best knowledge of the Company, threatened against the Company and/or its officers, employees and consultants to the effect that the respective right, title and interest of the Company in and to the Intellectual Property Assets is invalid or unenforceable by the Company. Except as set forth on Schedule 2.13(a) hereto, all former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. To the knowledge of the Company, no employee of Company has entered into any agreement that restricts or limits in any way the scope or type of work in which such employee may be engaged or requires such employee to transfer, assign, or disclose information concerning such employee’s work to anyone other than the Company. To the knowledge of the Company, no employee or consultant of the Company has utilized or is utilizing any intellectual property belonging to any third party except for any licenses or other agreements listed pursuant to sub-section 2.13(g) hereof.

(b)	Patents. Schedule 2.13(b) hereto sets forth a complete and accurate list and summary description of all Patents (as defined in sub-section 2.13(m) hereof. All of the issued Patents are currently in compliance with formal legal requirements (including, without limitation, payment of filing, examination and maintenance fees and proofs of working or use), are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Effective Time, except where such non-compliance would not have a Material Adverse Effect, and to the Company’s knowledge, such Patents are valid and enforceable. In each case where a Patent is held by the Company by assignment, such assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding. To the knowledge of the Company, there is no potentially interfering patent or patent application of any third party. All products made, used or sold under the Patents have not been improperly marked with a patent notice.

(c)	Trade-marks. Schedule 2.13(c) hereto sets forth a complete and accurate list and summary description of all Marks (as defined in sub-section 2.13(m) below). All Marks that have been registered with the U.S. Patent and Trademark Office and/or any other jurisdiction are currently in compliance with formal legal requirements (including, without limitation, the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Effective Time. In each case where a Mark is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration where required by law or otherwise necessary or appropriate. No Mark of the Company has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the knowledge of the Company, no such action is threatened with respect to any of the Marks belonging to the Company. All products and materials containing a Mark bear the proper notice where required by law or otherwise necessary or appropriate.

(d)	Copyrights. Schedule 2.13(d) hereto sets forth a complete and accurate list and summary description of all Copyrights (as defined in sub-section 2.13(m) hereof). All Copyrights that have been registered with the U.S. Copyright Office are identified on such Schedule and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any fees or taxes or actions falling due within ninety (90) days after the date of the Effective Time. In each case where a Copyright is held by the Company by assignment, the assignment has been duly recorded with the U.S. Copyright Office and all other jurisdictions of registration where required by law or otherwise necessary or appropriate. None of the source or object code, algorithms, or structure included in the Products (as defined below) is copied from, based upon, or derived from any other source or object code, algorithm or structure in violation of the rights of any third party. Any substantial similarity of any of the Products to any computer program owned by any third party did not result from such Products being copied from, based upon, or derived from any such computer software program in violation of the rights of any third party. All copies of works encompassed by the Copyrights have been marked with the proper copyright notice where required by law or otherwise necessary or appropriate.

(e)	Trade Secrets. The Company has taken all reasonable security measures (including, without limitation, entering into appropriate confidentiality and non-disclosure agreements with all officers, directors, employees, and consultants of the Company, and any other persons with access to the Trade Secrets (as defined in sub-section 2.13(m) hereof)) to protect the secrecy, confidentiality and value of such Trade Secrets. To the knowledge of the Company, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets have not been disclosed by the Company to any person or entity other than employees or contractors of the Company who had a need to know and use the Trade Secrets in the course of their employment or contract performance. To the knowledge of the Company, the Company has the right to use, free and clear of claims of third parties, all Trade Secrets. To the knowledge of the Company, no third party has asserted that the use by the Company of any Trade Secret violates the rights of any third party.

(f)	Exclusivity of Rights. Except as set forth on Schedule 2.13(f) hereto, to its knowledge, the Company has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to each of the Intellectual Property Assets. Except as set forth on Schedule 2.13(f) hereto, the Company (i) has not licensed or granted to anyone rights of any nature to use any of the Intellectual Property Assets; and (ii) to its knowledge, is not obligated to and does not pay royalties or other fees to anyone for its ownership, use, license or transfer of any of the Intellectual Property Assets.

(g)	Licenses Received. Except for computer software that is generally commercially available with a per sale copy cost of less than $2,500, all licenses or other agreements under which the Company is granted rights by others in Intellectual Property Assets are listed in Schedule 2.13(g) hereto. All such licenses or other agreements are in full force and effect, to the knowledge of the Company there is no material default by any party thereto, and, except as set forth on Schedule 2.13(g) hereto, all of the rights of the Company thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Adherex and Adherex US, and to the knowledge of the Company, the licensors under the licenses and other agreements under which the Company is granted rights have all requisite power and authority to grant the rights purported to be conferred thereby.

(h)	Licenses Granted. All licenses or other agreements under which the Company has granted rights to others in Intellectual Property Assets are listed in Schedule 2.13(h) hereto. Except as set forth thereon, all such licenses or other agreements are in full force and effect, and to the knowledge of the Company there is no material default by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Adherex and Adherex US.

(i)	Affirmative Obligations. The Company does not have any obligation to any third party to maintain, modify, improve or upgrade any of the Products.

(j)	Sufficiency. To the knowledge of the Company, the Intellectual Property Assets constitute all of the assets of the Company used in designing, creating and developing the Products, and are all those necessary for the operation of the business of the Company as currently conducted and planned to be conducted, except where the failure to have any asset would not have a Material Adverse Effect.

(k)	Infringement. To the knowledge of the Company, none of the Products manufactured and sold, or contemplated to be manufactured and sold, nor any process or know-how used, by the Company infringes any patent, trade-mark, service mark, trade name, copyright or other proprietary right of any person.

(l)	Non-Disclosure Contracts. Each of the Non-Disclosure Contracts is a valid and binding obligation of the Company, enforceable in accordance with its terms.

(m)	For purposes of this Section 2.13,

(i)	“Intellectual Property Assets” means the intellectual property assets of the Company, necessary or appropriate for the its business as currently conducted or proposed to be conducted, which assets consist of the following property:

(A)	the Products (as defined below);

(B)	all patents, patent applications (whether provisional or pending), patent rights, and inventions and discoveries and invention disclosures (whether or not patented) together with any and all patents issuing thereon, including continuation, divisionals and re-issue applications and continuation-in-part applications and any United States or foreign patents granted upon such applications, based upon inventions or improvements discovered by the Company (collectively, “Patents”);

(C)	the name “Oxiquant”, all trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trade-marks and service marks and applications for any of the foregoing (collectively, “Marks”);

(D)	all (I) copyright registrations and applications, (II) if the failure to possess such copyrights would cause a Material Adverse Effect, copyrights that are not registered or applications in both published and unpublished works, including without limitation all compilations, databases and computer programs and (III) derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”);

(E)	all know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); and

(F)	all goodwill, franchises, licenses, permits, consents, approvals, technical information, telephone numbers, and claims of infringement against third parties (collectively, the “Rights”).

(ii)	“Products” means the items listed on Schedule 2.13(m)(ii) hereto, which consists of products that are sold, marketed, and distributed by the Company.

(iii)	“Non-Disclosure Contracts” means all non-disclosure and/or confidentiality agreements entered into between the Company on the one hand and persons in connection with disclosures by the Company on the other hand relating to the Products and the Intellectual Property Assets.

2.14 Certain Contracts and Arrangements. Except as set forth in the Transaction Documents or in Schedules 2.13 or 2.14 hereto, the Company is not a party or subject to or bound by:

(a)	any contract or agreement (i) involving a potential commitment or payment by the Company in excess of $75,000 or (ii) which is otherwise material and not entered into in the ordinary course of business;

(b)	any contract, lease or agreement which is not cancelable by the Company without penalty on less than ninety (90) days’ notice;

(c)	any contract containing covenants directly or explicitly limiting in any material respect the freedom of the Company to compete in any line of business or with any person or entity;

(d)	any contract or agreement relating to the licensing, distribution, development, purchase, sale or servicing of its products except in the ordinary course of business consistent with past practices;

(e)	any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;

(f)	any employment contracts, non-competition agreements or other agreements with present or former officers, directors, employees or Stockholders of the Company, or persons related to or affiliated with such persons;

(g)	any share redemption or purchase agreements or other agreements affecting or relating to any shares of capital stock of the Company, including, without limitation, any agreement with any stockholder of the Company which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

(h)	any pension, profit sharing, bonus, retirement, severance or stock option plans;

(i)	any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any contract or agreement involving fixed price or fixed volume arrangements;

(j)	any joint venture, partnership, manufacturer, development or supply agreement;

(k)	any acquisition, merger or similar agreement;

(l)	any contract with any governmental entity; or

(m)	any other material contract not executed in the ordinary course of business.

All contracts, agreements, leases and instruments set forth on Schedule 2.14 hereto are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company and, to the knowledge of the Company, of the other parties thereto, and are enforceable in accordance with their respective terms. The Company does not have any knowledge of any notice or threat to terminate any such contracts, agreements, leases or instruments. Neither the Company nor, to the knowledge of the Company, any other party, is in default in complying with any provisions of any such contract, agreement, lease or instrument, and no condition or event or fact exists which, with notice, lapse of time or both, would constitute a default thereunder on the part of the Company, except for any such default, condition, event or fact that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

2.15 Governmental Approvals; Compliance with Laws. The Company is in compliance in all respects with all applicable laws and regulations, except where the failure to be in compliance would not have a Material Adverse Effect. Except as set forth on Schedule 2.15 hereto, the Company has all of the permits, licenses, orders, franchises and other rights and privileges of all federal, state or local or other foreign governmental or regulatory bodies necessary for the Company to conduct its business as presently conducted and as contemplated to be conducted, except for those the absence of which would cause a Material Adverse Effect. All such permits, licenses, orders, franchises and other rights and privileges are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders, franchises or other rights and privileges will be affected by the consummation of the transactions contemplated by the Transaction Documents.

2.16 Insurance Coverage. Schedule 2.16 hereto contains an accurate summary of the insurance policies currently maintained by the Company. There are currently no claims pending against the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date. To the knowledge of the Company, there is no threatened termination of any such policies or arrangements.

2.17 Employee Matters.

(a)	Schedule 2.17 hereto lists and describes all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices relating to the current or former employees, officers or directors of the Company, respectively, maintained, sponsored or funded by the Company, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered (collectively, the “Company Employee Plans”).

(b)	All of the Company Employee Plans are and have been established, registered, qualified, invested and administered, in all respects, in accordance with their terms and all applicable laws, including all tax laws where same is required for preferential tax treatment. No fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Company Employee Plan.

(c)	All obligations regarding the Company Employee Plans have been satisfied, there are no outstanding defaults or violations by any party to any Company Employee Plan and no taxes, penalties, or fees are owing or eligible under or in respect of any of the Company Employee Plans.

(d)	The Company may unilaterally amend or terminate, in whole or in part, each Company Employee Plan subject only to written employment agreements as disclosed in Schedule 2.17 hereto and approvals required by applicable laws.

(e)	No Company Employee Plan is subject to any examination or other proceeding, action or claim, or, to the knowledge of the Company after due investigation, pending investigation, in any case, initiated by any regulatory authority or by any other party (other than routine claims for benefits), and there exists no state of facts which could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Company Employee Plan required to be registered.

(f)	All contributions or premiums required to be paid by the Company under the terms of each Company Employee Plan or by applicable laws have been made in a timely fashion in accordance with applicable laws and the terms of the Company Employee Plans. The Company does not have any liability with respect to any of the Company Employee Plans, other than liability that accrues in the ordinary course of business under such plans after the date hereof.

(g)	There have been no improper withdrawals, applications or transfers of assets of any Company Employee Plan and neither the Company nor any of its agents or delegates, has breached any fiduciary obligation with respect to the administration or investment of any Company Employee Plan.

(h)	Each Company Employee Plan which is a funded plan is fully funded as of the date hereof on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefor.

(i)	None of the Company Employee Plans enjoy any special tax status under any applicable laws, nor have any advance tax rulings been sought or received in respect of any Company Employee Plan.

(j)	No insurance policy or any other agreement affecting any Company Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder. The level of insurance reserves under each insured Company Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(k)	None of the Company Employee Plans (other than pension plans) provide benefits to retired employees or to the beneficiaries or dependants of retired employees.

(l)	Except as set forth on Schedule 2.17(l) hereto, no Company Employee Plan is subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any regulation promulgated thereunder.

2.18 Employees.

(a)	Except as otherwise set forth in Schedule 2.18(a) hereto:

(i)	The Company is not and has not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the best of the knowledge of the Company, threatened against the Company; and

(ii)	No collective bargaining agreement is currently being negotiated by the Company with respect to any employees of the Company and there are no collective agreements in force with respect to any of its employees. No union representation question exists respecting the employees of the Company. There is no labour strike, dispute, work slowdown or work stoppage pending or involving or, to the best of the knowledge of the Company, threatened against the Company. No trade union has applied to have the Company declared a related employer pursuant to any labour relations legislation in any jurisdiction in which the Company carries on business.

(b)	Schedule 2.18(b) hereto contains a correct and complete list of each employee, director, independent contractor, consultant and agent of the Company, whether actively at work or not, their respective salaries, wage rates, commissions and consulting fees, bonus arrangements, benefits, positions, ages, status as full-time or part-time employees and length of service. Except for the written employment agreements set forth in Schedule 2.18(b) hereto, no employee of the Company has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by applicable law from the employment of an employee without an agreement as to notice or severance.

(c)	All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, pension benefits or other employee benefits are reflected in the books and records of the Company.

2.19 No Brokers or Finders. Except as set forth on Schedule 2.19 hereto, no person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any of its Stockholders or affiliates.

2.20 Transactions with Affiliates. Except as set forth in Schedule 2.20 hereto, there are no loans, leases or other continuing arrangements between the Company or any subsidiary of the Company on the one hand, and any officer, director, affiliate or Stockholder of the Company or any such subsidiary, respectively, or any respective family member or affiliate of such officer, director or Stockholder on the other hand.

2.21 Environmental Matters. No Hazardous Materials have been generated, transported, used, disposed, stored or treated by the Company, except in material compliance with applicable Environmental Laws. No Hazardous Materials have been released, discharged, disposed, or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by the Company, except in material compliance with applicable Environmental Laws.

2.22 Corporate Records. The corporate record books of the Company accurately record, in all material respects, all corporate action taken by its Stockholders, the Company Board and all committees thereof. The copies of the corporate records of the Company, as made available to Adherex and Adherex US for review, are true and complete copies of the originals of such documents.

2.23 Customers, Distributors and Partners. Schedule 2.23 hereto sets forth the name of each customer and distributor of the Company who accounted for more than five percent (5%) of the revenues of the Company for the year ended December 31, 2001 (respectively, the “Company Customers” and “Company Distributors”) together with the names of any persons or entities with which the Company has a material strategic partnership or similar relationship (“Company Partners”). No Company Customer, Company Distributor or Company Partner has cancelled or otherwise terminated its relationship with the Company or has decreased materially its usage or purchases of the services or products of the Company. No Company Customer, Company Distributor or Company Partner has, to the knowledge of the Company, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage, purchase or distribution of the services or products of the Company.

2.24 Tax Free Status of Merger. To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that would prevent the Merger from constituting a tax-free reorganization within the meaning of Section 368(a) of the Tax Code or that would cause any of the Stockholders to recognize gain for U.S. income tax purposes upon the exchange of their Common Stock or Preferred Stock for Merger Securities pursuant to the Merger.

2.25 No General Solicitation or General Advertising. None of the Company, its affiliates or any person acting on its or their behalf has engaged in any general solicitation or general advertising (as each such term is used in Regulation D under the U.S. Act) with respect to the Merger Securities, including, without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ADHEREX AND ADHEREX US

In order to induce the Company to enter into this Agreement and consummate the transactions contemplated hereby, Adherex and Adherex US hereby represent and warrant to the Company as follows:

3.1 Incorporation and Organization. Adherex is a corporation duly incorporated, organized, validly existing and in good standing under the CBCA and Adherex US is a corporation duly incorporated, organized, validly existing and in good standing under Delaware Law. Each of Adherex and Adherex US has all requisite corporate power and authority to own or lease and operate its respective properties, to carry on its respective businesses as presently conducted, to enter into and perform the Transaction Documents and to carry out the transactions contemplated hereby and thereby. Each of Adherex and Adherex US is duly licensed or qualified to do business as a foreign corporation in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to be so licensed or qualified would not have, or be reasonably likely to have, a Material Adverse Effect. Adherex is not in violation of any term or provision of its articles of incorporation or its by-laws, each as amended (the “Adherex Constating Documents”) and Adherex is not in violation of any term or provision of its certificate of incorporation (the “Adherex US Certificate of Incorporation”) or by-laws (the “Adherex US By-Laws”) as in effect as of this date. Adherex US is not subject to any reporting requirements of the Exchange Act.

3.2 Authorization and Non-Contravention. This Agreement is a valid and binding obligation of each of Adherex and Adherex US, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, which affect enforcement of creditors’ rights generally. Each of Adherex and Adherex US has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action of the Adherex and Adherex US and no other corporate proceedings on the part of either are necessary to approve this Agreement and to consummate any of the transactions contemplated hereby, other than the adoption of this Agreement by the Shareholders in accordance with the CBCA and the rules and regulations of the TSX and the adoption of this Agreement by the sole stockholder of Adherex US in accordance with Delaware Law. The Adherex Board has, as of the date hereof, determined that the Merger is fair to and in the best interest of Adherex and the Shareholders. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with or result in a default under any contract or obligation to which Adherex or Adherex US is a party or by which it or its assets are bound, or any provision of the Adherex Constating Documents, the Adherex US Certificate of Incorporation or the Adherex US By-Laws, or cause the creation of any lien or encumbrance upon any of the assets of Adherex or Adherex US, except for those which would not have, or be reasonably likely to have, a Material Adverse Effect; (b) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or, to the knowledge of Adherex, any order of, or any restriction imposed by any court or other governmental agency applicable to either of Adherex or Adherex US, except for those which would not have, or be reasonably likely to have, a Material Adverse Effect; (c) require from Adherex or Adherex US any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party other than pursuant to applicable securities laws (including, without limitation, U.S. “blue sky” laws); or

(d) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which Adherex or Adherex US is a party or by which either is bound, except for those which would not have, or reasonably likely to have, an Material Adverse Effect.

3.3 Authorized and Issued Capital of Adherex. The authorized capital of Adherex consists of an unlimited number of common shares (the “Common Shares”) of which on the date hereof, 40,163,985 Common Shares are validly issued and outstanding as fully paid and non-assessable shares. All of the issued and outstanding Common Shares are free of any liens or encumbrances created by or resulting from the actions of Adherex, and are not subject to pre-emptive rights or rights of first refusal created by statute, the Constating Documents or any agreement to which Adherex is a party or by which it is bound. All Common Shares outstanding on the date hereof have been offered, issued, sold and delivered by Adherex in compliance with all registration or qualification and prospectus requirements (or applicable exemptions therefrom) of all applicable Canadian Securities Laws (as defined below) and other applicable securities laws. Except as set forth in this Section 3.3 or reflected in Schedule 3.3 hereto, Adherex does not have and is not bound by any outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or obligations of any character calling for the purchase, redemption or issuance of any Common Shares or any other equity security of Adherex or any securities representing the right to purchase or otherwise receive any Common Shares or any other equity security of Adherex. The Common Shares are listed and posted for trading on The Toronto Stock Exchange (the “TSX”).

3.4 Reporting Issuer Status. Adherex is a reporting issuer in good standing under the securities laws of the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Prince Edward Island, Nova Scotia and Newfoundland, the rules, their respective regulations, prescribed forms, orders and rulings made thereunder and the policy statements issued by the securities commissions or other applicable securities regulatory authorities thereunder including, without limitation, the Ontario Act (collectively, the “Canadian Securities Laws”) and is in compliance with the by-laws, rules and regulations of the TSX. Adherex has timely filed all forms, reports and documents required to be filed by Adherex under the Canadian Securities Laws and the rules and regulations of the TSX since Adherex became a reporting issuer under the Canadian Securities Laws or commenced listing on the TSX, as applicable. All such required forms, reports and documents are referred to herein as the “Securities Reports.” As of their respective dates, the Securities Reports (i) were prepared in accordance with the requirements of applicable Canadian Securities Laws and the rules and regulations of the TSX applicable thereto and (ii) did not at the time they were filed contain any misrepresentation of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Adherex is a “qualifying issuer” as that term is defined in Multilateral Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators (“MI 45-102”). Adherex has made available to the Company a true and correct copy of each Securities Report filed by or for Adherex. If at any time prior to the Effective Time any event relating to Adherex should be disclosed by Adherex which should be set forth in an amendment or supplement to any Securities Report, Adherex shall promptly inform the Company thereof.

3.5 Authorized and Issued Capital of Adherex US. The authorized capital of Adherex US consists of 3,000 shares of Subsidiary Common Stock of which 1,000 shares of Subsidiary Common Stock are issued and outstanding, all of which shares are held beneficially and of record by Adherex. Adherex US does not have and is not bound by any outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or obligations or any character calling for the purchase, redemption or issuance of any shares or capital stock or other equity security of Adherex US or any securities representing the right to purchase or otherwise receive any shares of the capital stock or any other equity security of Adherex US. All outstanding shares of the capital stock of Adherex US were issued in compliance with applicable Canadian Securities Laws and applicable U.S. securities laws. None of the shares of Subsidiary Common Stock are listed on any stock exchange.

3.6 Other Adherex Securities. Schedule 3.6 hereto sets forth all subscriptions, options, warrants, convertible securities, calls, commitments, agreements or obligations or any character or rights or obligations capable of becoming any of the foregoing, calling for the purchase, redemption or issuance of any shares in the capital of Adherex and any other securities of Adherex or otherwise exercisable or exchangeable into shares in the capital of Adherex (collectively, “Adherex Rights”), the number and class or series of shares in the capital of Adherex for which such Adherex Rights are so exercisable or exchangeable, along with the applicable vesting schedule, if any, and the exercise price thereof. All of the issued and outstanding Adherex Rights have been offered, issued and sold in compliance with applicable securities laws. Except as disclosed in Schedule 3.6 hereto, there are no outstanding subscriptions, options, warrants, agreements, arrangements or commitments of any kind for or relating to the issuance, or sale of, or outstanding securities convertible into or exchangeable for, any shares in the capital of or other equity interests in Adherex.

3.7 Other Agreements Relating to Common Shares. Except as set forth in Schedules 3.6 or 3.7 hereto: (i) Adherex does not have any obligation to purchase, redeem, or otherwise acquire any shares of its capital stock or any interests therein or to pay any dividend or to make any distribution in respect thereof; (ii) there are no pre-emptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of any shares of capital stock of Adherex. There are no rights to have shares of capital stock of Adherex or Adherex US registered for sale to the public pursuant to the laws of any jurisdiction, and there are no agreements of which Adherex is aware, relating to the voting of Adherex’s voting securities or restrictions on the transfer of shares of capital stock of Adherex.

3.8 Validity of Merger Securities. The Merger Shares to be issued to the Stockholders in the Merger, when issued in accordance with the provisions of this Agreement, and the Warrant Shares when issued pursuant to the terms of the Merger Warrants, will be validly issued, fully paid and non-assessable, and not subject to any encumbrances or pre-emptive rights except for applicable restrictions on transfer imposed by applicable securities laws, including those imposed by the U.S. Act including, without limitation, by Rule 144 promulgated under the United States Securities Act of 1933, as amended (the “U.S. Act”), under applicable “blue sky” state securities laws and/or Canadian Securities Laws, and will be issued in compliance with Canadian Securities Laws, and applicable United States and applicable state securities laws. The distribution of the securities of the corporation created, or to be created, by Adherex prior to the Effective Time in connection with the Spin-Out, as contemplated by Section 6.3(a), shall be exempt from the prospectus and registered dealer requirements of all applicable Canadian Securities Laws and the applicable securities laws of any territory of Canada.

3.9 Subsidiaries. Except as disclosed on Schedule 3.9 and other than Adherex US, Adherex does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association, joint venture or other business entity.

3.10 Adherex Financial Statements. The audited balance sheets of Adherex at each of the fiscal years ended June 30, 2001 and 2002, and the related statements of loss, shareholders’ equity and cash flows for each of the three years ending June 30, 2000, 2001 and 2002 (collectively, the “Adherex Financial Statements”) present fairly the financial condition and results of operations of Adherex as at such dates and for the respective periods indicated therein and have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), applied consistently during the periods covered thereby, except as otherwise stated in the notes to such financial statements. The Adherex Financial Statements comply with all applicable requirements of Canadian Securities Laws.

3.11 Absence of Undisclosed Liabilities. Except as stated or adequately reserved against in the Adherex Financial Statements, incurred as a result of or arising out of the transactions contemplated under the Transaction Documents or as set forth on Schedule 3.11 hereto, Adherex does not have any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, in any case which has, or is reasonably likely to have, a Material Adverse Effect. Neither Adherex nor Adherex US has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other person.

3.12 Absence of Certain Developments. Since June 30, 2002, except as set forth on Schedule 3.12, Adherex has conducted its business only in the ordinary course consistent with past practice and, except for general industry and economic conditions, there has been (a) no change in the respective condition (financial or otherwise) of Adherex, or in the assets, liabilities, business or prospects of Adherex that has or is reasonably likely to have an Material Adverse Effect, (b) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the shares in the capital of Adherex, (c) no issuance of any shares in the capital of Adherex or any direct or indirect redemption, purchase or other acquisition of any of the capital or other equity securities of Adherex, (d) no waiver of any valuable right of Adherex or cancellation of any material debt or claim held by Adherex, (e) no discharge or satisfaction by Adherex of any material lien or encumbrance or payment by Adherex of any obligation or liability (fixed or contingent), (f) no material increase in the compensation paid or payable to any officer, director, employee or agent of Adherex that exceeds $50,000 in the aggregate, (g) no material loss, destruction or damage to any property of Adherex, whether or not insured, (h) no material labour dispute involving Adherex and no material change in the personnel of Adherex, or the terms and conditions of their employment, (i) no acquisition or disposition of any assets (or any contract or arrangement therefor), including any Adherex Intellectual Property Rights, other than in the ordinary course of Adherex’s business, nor any other transaction by Adherex otherwise than for fair value in the ordinary course of its business, (j) no change in accounting methods or practices of Adherex, (k) no loss, or any development that is expected to result in a loss, of any significant supplier, customer, distributor or account of Adherex (other than the completion in the ordinary course of business of specific projects for customers), (l) no amendment or termination of any contract or agreement to which Adherex is a party or by which it is bound, and (m) no commitment (contingent or otherwise) to do any of the foregoing.

3.13 Litigation. Except as set forth on Schedule 3.13, to the knowledge of Adherex, there is no litigation, arbitration or governmental proceeding or investigation pending or threatened, by or against Adherex, or affecting any of the properties or assets of Adherex, or against any officer, key employee or Shareholder of Adherex in such person’s capacity as such, nor, to the knowledge of Adherex, has there occurred any event nor does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted with any chance of recovery where such recovery could have a Material Adverse Effect. Neither Adherex nor any officer, key employee or Shareholder thereof in such person’s capacity as such is, to the knowledge of Adherex, subject to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency.

3.14 Adherex Tax Matters.

(a)	Each of Adherex and Adherex US has paid all Taxes, including all installments on account of Taxes for the current year that are due and payable whether or not assessed by the appropriate governmental authority, required to be paid by it through the date hereof and has fully provided for any such Taxes not yet due in the books and records and financial statements, as applicable, of Adherex or Adherex US, respectively.

(b)	All Taxes and other assessments and levies that each of Adherex and Adherex US is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities when due.

(c)	Each of Adherex and Adherex US has, in accordance with applicable law, timely (taking into consideration all extensions) and properly filed all Tax Returns required to be filed by it through the date hereof. All such Tax Returns were correct and complete in all material respects and included all income and other amounts and information required to be reported thereon.

(d)	Neither the Canada Customs and Revenue Agency, the U.S. Internal Revenue Service nor any other taxing authority is now asserting or, to the knowledge of Adherex, threatening to assert against Adherex or Adherex US any deficiency or claim for additional Taxes, and there are no matters under assessment, audit or appeal with any relevant taxing authority. No issue relating to Adherex or Adherex US or involving any Tax for which either might be liable has been resolved in favour of any taxing authority in any audit or examination which, by application of the same principles could reasonably be expected to result in a deficiency for Taxes of Adherex or Adherex US for any other period.

(e)	Each of Adherex and Adherex US files Tax Returns in all jurisdictions where each is required to so file. No claim has ever been made in writing by an authority in a jurisdiction where Adherex or Adherex US does not file Tax Returns that Adherex or Adherex US (as applicable) is or may be subject to taxation by that jurisdiction.

(f)	Neither Adherex nor Adherex US has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to payment or collection of any Tax, filing of a Tax Return, election, designation or similar filings relating to Taxes or with respect to any Tax assessment or deficiency and no power of attorney granted by or with respect to either of Adherex or Adherex US relating to Taxes is currently in force.

(g)	There are no liens or other security interests encumbering any of the respective assets of Adherex and Adherex US that arose in connection with any failure (or alleged failure) to pay any Taxes (except where such security interests arise as a matter of law prior to the due date for paying the related Taxes).

(h)	Except as set forth in Schedule 3.14(h) hereto, there has never been any audit of any Tax Return filed by or on behalf of Adherex or Adherex US, no such audit is in progress to the knowledge of Adherex and Adherex US, and neither Adherex nor Adherex US has been notified by any tax authority that any such audit is contemplated or pending. Each of Adherex and Adherex US has delivered true, complete and correct copies of all income Tax Returns, audit reports and statements of deficiencies filed or issued to or with respect to Adherex or Adherex US (or, insofar as such items relate to Adherex or Adherex US, by or to any affiliated, consolidated, combined or unitary group of which Adherex or Adherex US was then a member) since their respective dates of inception.

(i)	The unpaid Taxes of Adherex and Adherex US (i) did not, as of June 30, 2002, exceed the reserve for tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Adherex Financial

Statements (other than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the date hereof in accordance with Canadian GAAP and the past custom and practice of Adherex in filing its Tax Returns.

(j)	As at the date of this Agreement, neither Adherex nor Adherex US has filed any Tax Return in the United States (including in any State or territory thereof).

(k)	All Canadian federal and provincial income and capital tax liabilities of Adherex have been assessed by a relevant taxing authority and notices of assessment have been issued by all relevant taxing authorities for all taxation years prior to and including the taxation year ended June 30, 2001.

(l)	Adherex has no unsatisfied liabilities for Taxes (including all related expenses) with respect to any notice of assessment or reassessment or similar document received by Adherex relating to any Taxes.

3.15 Title to Properties. Schedule 3.15 hereto lists all real and personal property used in or necessary to the conduct of the business of Adherex that had an original purchase price of at least $5,000 and that has been acquired since June 30, 2002. Adherex has good and marketable title of record to all of its owned real property and a valid and enforceable leasehold interest in all of its leased real property, free and clear of all liens, restrictions and encumbrances. Subject to any encumbrances thereon disclosed in Schedule 3.15 hereto, Adherex has good title to or a valid and enforceable leasehold interest in all personal property used in or necessary to its business, and the same is in good condition and repair in all material respects (ordinary wear and tear excepted). Adherex is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, except for violations which, singly or in the aggregate, would not have a Material Adverse Effect nor has Adherex received written notice of any violation with which it has not complied in all material respects. Adherex US does not own, leases or have any other rights or interests in any real or personal property.

3.16 Intellectual Property.

(a)	Ownership of Intellectual Property Assets. Except as set forth in Schedule 3.16(a), Adherex is the exclusive owner of, and has good, valid and marketable title to each of the Intellectual Property Assets (as defined in sub-section 3.16(m) hereof) free and clear of all mortgages, pledges, charges, liens, security interests, or other encumbrances or agreements, and has the right to use without payment to a third party all of the Intellectual Property Assets. No claim is pending or, to the best knowledge of Adherex, threatened against Adherex and/or its officers, employees and consultants to the effect that the respective right, title and interest of Adherex in and to the Intellectual Property Assets is invalid or unenforceable by Adherex. Except as set forth on Schedule 3.16(a) hereto, all former and current employees, consultants and contractors of Adherex have executed written instruments with Adherex that assign to Adherex all rights to any inventions, improvements, discoveries, or information relating to the business of Adherex. To the knowledge of Adherex, no employee of Adherex has entered into any agreement that restricts or limits in any way the scope or type of work in which such employee may be engaged or requires such employee to transfer, assign, or disclose information concerning such employee’s work to anyone other than Adherex. To the knowledge of Adherex, no employee or consultant of Adherex has utilized or is utilizing any intellectual property belonging to any third party except for any licenses or other agreements listed pursuant to sub-section 3.16(g) hereof.

(b)	Patents. Schedule 3.16(b) hereto sets forth a complete and accurate list and summary description of all Patents (as defined in sub-section 3.16(m) hereof). All of the issued Patents are currently in compliance with formal legal requirements (including, without limitation, payment of filing, examination and maintenance fees and proofs of working or use), are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Effective Time, except where such non-compliance would not have a Material Adverse Effect, and to the knowledge of Adherex, such Patents are valid and enforceable. In each case where a Patent is held by Adherex by assignment, such assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding. To the knowledge of Adherex, there is no potentially interfering patent or patent application of any third party. All products made, used or sold under the Patents have not been improperly marked with a patent notice.

(c)	Trade-marks. Schedule 3.16(c) hereto sets forth a complete and accurate list and summary description of all Marks (as defined in sub-section 3.16(m) below). All Marks that have been registered with the U.S. Patent and Trademark Office and/or any other jurisdiction are currently in compliance with formal legal requirements (including, without limitation, the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Effective Time. In each case where a Mark is held by Adherex by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration where required by law or otherwise necessary or appropriate. No Mark of Adherex has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the knowledge of Adherex, no such action is threatened with respect to any of the Marks belonging to Adherex. All products and materials containing a Mark bear the proper notice where required by law or otherwise necessary or appropriate.

(d)	Copyrights. Schedule 3.16(d) hereto sets forth a complete and accurate list and summary description of all Copyrights (as defined in sub-section 3.16(m) hereof). All Copyrights that have been registered with the U.S. Copyright Office are identified on such Schedule and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any fees or taxes or actions falling due within ninety (90) days after the date of the Effective Time. In each case where a Copyright is held by Adherex by assignment, the assignment has been duly recorded with the U.S. Copyright Office and all other jurisdictions of registration where required by law or otherwise necessary or appropriate. None of the source or object code, algorithms, or structure included in the Products (as defined below in this Section 3.16) is copied from, based upon, or derived from any other source or object code, algorithm or structure in violation of the rights of any third party. Any substantial similarity of any of the Products to any computer program owned by any third party did not result from such Products being copied from, based upon, or derived from any such computer software program in violation of the rights of any third party. All copies of works encompassed by the Copyrights have been marked with the proper copyright notice where required by law or otherwise necessary or appropriate.

(e)	Trade Secrets. Adherex has taken all reasonable security measures (including, without limitation, entering into appropriate confidentiality and non-disclosure agreements with all officers, directors, employees, and consultants of Adherex, and any other persons with access to the Trade Secrets (as defined in sub-section 3.16(m) hereof)) to protect the secrecy, confidentiality and value of such Trade Secrets. To the knowledge of Adherex, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets have not been disclosed by Adherex to any person or entity other than employees or contractors of Adherex who had a need to know and use the Trade Secrets in the course of their employment or contract performance. To the knowledge of Adherex, Adherex has the right to use, free and clear of claims of third parties, all Trade Secrets. To the knowledge of Adherex, no third party has asserted that the use by Adherex of any Trade Secret violates the rights of any third party.

(f)	Exclusivity of Rights. Except as set forth on Schedule 3.16(f) hereto, to Adherex’s knowledge, Adherex has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to each of the Intellectual Property Assets. Except as set forth on Schedule 3.16(f) hereto, Adherex (i) has not licensed or granted to anyone rights of any nature to use any of the Intellectual Property Assets; and (ii) to Adherex’s knowledge, is not obligated to and does not pay royalties or other fees to anyone for its ownership, use, license or transfer of any of the Intellectual Property Assets.

(g)	Licenses Received. Except for computer software that is generally commercially available with a per sale copy cost of less than $2,500, all licenses or other agreements under which Adherex is granted rights by others in Intellectual Property Assets are listed in Schedule 3.16(g) hereto. All such licenses or other agreements are in full force and effect, to the knowledge of Adherex there is no material default by any party thereto, and, except as set forth on Schedule 3.16(g) hereto, all of the rights of Adherex thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to the Company, and to the knowledge of Adherex, the licensors under the licenses and other agreements under which Adherex is granted rights have all requisite power and authority to grant the rights purported to be conferred thereby.

(h)	Licenses Granted. All licenses or other agreements under which Adherex has granted rights to others in Intellectual Property Assets are listed in Schedule 3.16(h) hereto. Except as set forth thereon, all such licenses or other agreements are in full force and effect, and to the knowledge of Adherex there is no material default by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to the Company.

(i)	Affirmative Obligations. Except as set forth on Schedule 3.16(i), Adherex does not have any obligation to any third party to maintain, modify, improve or upgrade any of the Products.

(j)	Sufficiency. To the knowledge of Adherex, the Intellectual Property Assets constitute all of the assets of Adherex used in designing, creating and developing the Products, and are all those necessary for the operation of the business of Adherex as currently conducted and planned to be conducted, except where the failure to have any asset would not have a Material Adverse Effect.

(k)	Infringement. To the knowledge of Adherex, none of the Products manufactured and sold, or contemplated to be manufactured and sold, nor any process or know-how used, by Adherex infringes any patent, trade-mark, service mark, trade name, copyright or other proprietary right of any person.

(l)	Non-Disclosure Contracts. Each of the Non-Disclosure Contracts (as defined below in this Section 3.16) is a valid and binding obligation of Adherex, enforceable in accordance with its terms.

(m)	For purposes of this Section 3.16,

(i)	“Intellectual Property Assets” means the intellectual property assets of Adherex, necessary or appropriate for the its business as currently conducted or proposed to be conducted, which assets consist of the following property:

(A)	the Products (as defined below);

(B)	all patents, patent applications (whether provisional or pending), patent rights, and inventions and discoveries and invention disclosures (whether or not patented) together with any and all patents issuing thereon, including continuation, divisionals and re-issue applications and continuation-in-part applications and any United States or foreign patents granted upon such applications, based upon inventions or improvements discovered by Adherex (collectively, “Patents”);

(C)	the name “Adherex”, all trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trade-marks and service marks and applications for any of the foregoing (collectively, “Marks”);

(D)	all (I) copyright registrations and applications, (II) if the failure to possess such copyrights would cause a Material Adverse Effect, copyrights that are not registered or applications in both published and unpublished works, including without limitation all compilations, databases and computer programs and (III) derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”);

(E)	all know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); and

(F)	all goodwill, franchises, licenses, permits, consents, approvals, technical information, telephone numbers, and claims of infringement against third parties (collectively, the “Rights”).

(ii)	“Products” means the items listed on Schedule 3.16(m)(ii) hereto, which consists of products that are sold, marketed, and distributed by Adherex.

(iii)	“Non-Disclosure Contracts” means all non-disclosure and/or confidentiality agreements entered into between Adherex on the one hand, and persons in connection with disclosures by Adherex on the other hand, relating to the Products and the Intellectual Property Assets.

3.17 Certain Contracts and Arrangements. Except as set forth in the Transaction Documents or in Schedules 3.16 or 3.17 hereto, Adherex is not a party or subject to or bound by:

(a)	any contract or agreement (i) involving a potential commitment or payment by Adherex in excess of $75,000 or (ii) which is otherwise material and not entered into in the ordinary course of business;

(b)	any contract, lease or agreement which is not cancelable by Adherex without penalty on less than ninety (90) days’ notice;

(c)	any contract containing covenants directly or explicitly limiting in any material respect the freedom of Adherex to compete in any line of business or with any person or entity;

(d)	any contract or agreement relating to the licensing, distribution, development, purchase, sale or servicing of its products except in the ordinary course of business consistent with past practices;

(e)	any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;

(f)	any employment contracts, non-competition agreements or other agreements with present or former officers, directors, employees or Shareholders of Adherex, or persons related to or affiliated with such persons;

(g)	any share redemption or purchase agreements or other agreements affecting or relating to any shares of capital stock of Adherex, including, without limitation, any agreement with any stockholder of Adherex which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

(h)	any pension, profit sharing, bonus, retirement, severance or stock option plans;

(i)	any royalty, dividend or similar arrangement based on the revenues or profits of Adherex or any contract or agreement involving fixed price or fixed volume arrangements;

(j)	any joint venture, partnership, manufacturer, development or supply agreement;

(k)	any acquisition, merger or similar agreement;

(l)	any contract with any governmental entity; or

(m)	any other material contract not executed in the ordinary course of business.

All contracts, agreements, leases and instruments set forth on Schedule 3.17 hereto are valid and are in full force and effect and constitute legal, valid and binding obligations of Adherex and, to the knowledge of Adherex, of the other parties thereto, and are enforceable in accordance with their respective terms. Adherex does not have any knowledge of any notice or threat to terminate any such contracts, agreements, leases or instruments. Neither Adherex nor, to the knowledge of Adherex, any other party, is in default in complying with any provisions of any such contract, agreement, lease or instrument, and no condition or event or fact exists which, with notice, lapse of time or both, would constitute a default thereunder on the part of Adherex, except for any such default, condition, event or fact that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Other than the Transaction Documents, Adherex US is not a party to, or bound by, any agreement (written or oral), indenture, mortgage, guaranty or other instrument.

3.18 Governmental Approvals; Compliance with Laws. Each of Adherex and Adherex US is in compliance in all respects with all applicable laws and regulations, except where the failure to be in compliance would not have a Material Adverse Effect. Except as set forth on Schedule 3.18 hereto, each of Adherex and Adherex US has all of the permits, licenses, orders, franchises and other rights and privileges of all federal, state or local or other foreign governmental or regulatory bodies necessary for Adherex and Adherex US to conduct its respective business as presently conducted and as contemplated to be conducted, except for those the absence of which would cause an Material Adverse Effect. All such permits, licenses, orders, franchises and other rights and privileges are in full force and effect and, to the knowledge of Adherex or Adherex US, no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders, franchises or other rights and privileges will be affected by the consummation of the transactions contemplated by the Transaction Documents.

3.19 Insurance Coverage. Schedule 3.19 hereto contains an accurate summary of the insurance policies currently maintained by Adherex. There are currently no claims pending against Adherex under any insurance policies currently in effect and covering the property, business or employees of Adherex, and all premiums due and payable with respect to the policies maintained by Adherex have been paid to date. To the knowledge of Adherex, there is no threatened termination of any such policies or arrangements.

3.20	Employee Matters.

(a)	Schedule 3.20 hereto lists and describes all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices relating to the current or former employees, officers or directors of Adherex, respectively, maintained, sponsored or funded by Adherex, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered (collectively, the “Adherex Employee Plans”).

(b)	All of the Adherex Employee Plans are and have been established, registered, qualified, invested and administered, in all respects, in accordance with their terms and all applicable laws, including all tax laws where same is required for preferential tax treatment. No fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any such Adherex Employee Plan.

(c)	All obligations regarding the Adherex Employee Plans have been satisfied, there are no outstanding defaults or violations by any party to any Adherex Employee Plan and no taxes, penalties, or fees are owing or eligible under or in respect of any of the Adherex Employee Plans.

(d)	Adherex may unilaterally amend or terminate, in whole or in part, each Adherex Employee Plan subject only to written employment agreements as disclosed in Schedule 3.20 hereto and approvals required by applicable laws.

(e)	No Adherex Employee Plan is subject to any examination or other proceeding, action or claim, or, to the knowledge of Adherex, pending investigation, in any case, initiated by any regulatory authority or by any other party (other than routine claims for benefits), and there exists no state of facts which could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Adherex Employee Plan required to be registered.

(f)	All contributions or premiums required to be paid by Adherex under the terms of each Adherex Employee Plan or by applicable laws have been made in a timely fashion in accordance with applicable laws and the terms of the Adherex Employee Plans. Adherex does not have any liability with respect to any of the Adherex Employee Plans, other than liability that accrues in the ordinary course of business under such plans after the date hereof.

(g)	There have been no improper withdrawals, applications or transfers of assets of any Adherex Employee Plan and neither Adherex nor any of its agents or delegates, has breached any fiduciary obligation with respect to the administration or investment of any Adherex Employee Plan.

(h)	Each Adherex Employee Plan which is a funded plan is fully funded as of the date hereof on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefor.

(i)	None of the Adherex Employee Plans enjoy any special tax status under any applicable laws, nor have any advance tax rulings been sought or received in respect of any Adherex Employee Plan.

(j)	No insurance policy or any other agreement affecting any Adherex Employee Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder. The level of insurance reserves under each insured Adherex Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(k)	None of the Adherex Employee Plans (other than pension plans) provide benefits to retired employees or to the beneficiaries or dependants of retired employees.

(l)	No Adherex Employee Plan is subject to ERISA, or any regulation promulgated thereunder.

3.21	Employees.

(a)	Except as otherwise set forth in Schedule 3.21(a) hereto:

(i)	Adherex is not and has not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the best of the knowledge of Adherex, threatened against Adherex; and

(ii)	No collective bargaining agreement is currently being negotiated by Adherex with respect to any employees of Adherex and there are no collective agreements in force with respect to any of its employees. No union representation question exists respecting the employees of Adherex. There is no labour strike, dispute, work slowdown or work stoppage pending or involving or, to the best of the knowledge of Adherex, threatened against Adherex. No trade union has applied to have Adherex declared a related employer pursuant to any labour relations legislation in any jurisdiction in which Adherex carries on business.

(b) Schedule 3.21(b) hereto contains a correct and complete list of each officer and director of Adherex (and any persons who is an affiliate of such officer or director), whether actively at work or not, their respective salaries, wage rates, commissions and consulting fees, bonus arrangements, benefits, positions, ages, status as full-time or part-time employees and length of service. Except for the written employment agreements set forth in Schedule 3.21(b) hereto, no officer or director employee of Adherex has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by applicable law from the employment of an employee without an agreement as to notice or severance.

3.22 Brokers or Finders. Except as set forth on Schedule 3.22 hereto, no person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Adherex or Adherex US for any commission, fee or other compensation as a finder or broker because of any act or omission by Adherex or Adherex US or any of the Shareholders or their affiliates.

3.23 Environmental Matters. No Hazardous Materials have been generated, transported, used, disposed, stored or treated by Adherex or Adherex US, except in material compliance with applicable Environmental Laws. No Hazardous Materials have been released, discharged, disposed, or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by Adherex or Adherex US, except in material compliance with applicable Environmental Laws.

3.24 Corporate Records. The corporate record books of Adherex accurately record, in all material respects, all corporate action taken by its Shareholders, the Adherex Board and all committees thereof. The copies of the corporate records of Adherex, as made available to the Company for review, are true and complete copies of the originals of such documents. The corporate record books of Adherex US accurately record all corporate action taken by its stockholders, the Adherex US Board and all committees thereof. The copies of the corporate records of Adherex US, as made available to the Company for review, are true and complete copies of the originals of such documents.

3.25 Customers, Distributors and Partners. Schedule 3.25 hereto sets forth the name of each customer and distributor of Adherex who accounted for more than five percent (5%) of the revenues of Adherex for the year ended June 30, 2002 (respectively, the “Adherex Customers” and “Adherex Distributors”) together with the names of any persons or entities with which Adherex has a material strategic partnership or similar relationship (“Adherex Partners”). No Adherex Customer, Adherex Distributor or Adherex Partner has cancelled or otherwise terminated its relationship with Adherex or has decreased materially its usage or purchases of the services or products of Adherex. No Adherex Customer, Adherex Distributor or Adherex Partner has, to the knowledge of Adherex, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with Adherex or to decrease materially or limit its usage, purchase or distribution of the services or products of Adherex.

3.26 Tax Free Status of Merger. To the knowledge of each of Adherex and Adherex US, none of Adherex, Adherex US nor any of their respective affiliates (i) has taken or agreed to take any action, or (ii) is aware of any fact or circumstance (other than any fact or circumstance of which the Company is also aware), which, in either case, Adherex or Adherex US has been advised would prevent the Merger from constituting a tax-free reorganization within the meaning of Section 368(a) of the Tax Code. Except as specifically described above in this Section 3.26, neither Adherex nor Adherex US makes any representation or warranty regarding the Tax impact of the Merger on the Company or any Stockholder.

ARTICLE IV

COVENANTS

4.1 Covenants of the Company. The Company hereby covenants and agrees with Adherex and Adherex US that prior to the Effective Time, the Company will:

(a)	subject to termination under Article VII, until the Effective Time:

(i)	not enter into any transaction or incur any obligation or liability, other than in the ordinary course of business or as contemplated in this Agreement or as otherwise agreed to by Adherex;

(ii)	not merge into or with, amalgamate or consolidate with, enter into any other corporate reorganization with, sell all or any part of its assets to (other than in the ordinary course of its business) any other corporation or person, or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby or would render inaccurate in any material way any of the representations and warranties set forth in Article II hereof if such representations and warranties were made at a date subsequent to such act, negotiation or transaction and all references to the date of this Agreement therein were deemed to be such later date, except as contemplated in this Agreement; and without limiting the generality of the foregoing, the Company will not, without the prior written consent of Adherex:

(A)	make any distribution by way of dividend, return of capital or otherwise to or for the benefit of its stockholders

(B)	issue any shares or other securities exercisable for, convertible into or exchangeable for shares or enter into any commitment or agreement therefor;

(C)	increase or decrease its authorized capital; or

(D)	alter or amend its charter documents including, without limitation, the Certificate of Incorporation and the By-Laws, as the same exist at the date of this Agreement;

(iii)	do all such acts and things as may be reasonably necessary or required in order to give effect to the Merger and, without limiting the generality of the foregoing, the Company will apply for and use its good faith efforts to obtain:

(A)	the approval of the Stockholders required for the consummation of the Merger; and

(B)	such other consents, orders and approvals as counsel may advise are necessary or desirable for the consummation of the Merger and transactions contemplated by this Agreement.

(b)	give the representatives of Adherex full access, during normal business hours and upon reasonable notice, to all of the assets, properties, books, records, agreements and commitments of the Company and furnish such information concerning the Company as Adherex may reasonably request;

(c)	use all reasonable efforts to cause each of the conditions set forth in Article VI hereof which require action by it to be satisfied on or before the time required for satisfaction;

(d)	on or before the Effective Time, provide to Adherex audited financial statements for the Company for the period from inception of the Company to August 31, 2002 that present fairly the financial condition and results of operations of the Company at such date and for the period indicated therein, prepared in accordance with US GAAP (the “Company Audited Financials”);

(e)	not prepare of file any Tax Return materially inconsistent with its past practice or take any position, make any election or adopt any method on any Tax Return that is materially inconsistent with prior practice;

(f)	not conduct any business or commercial activities except in the ordinary course of business or as expressly contemplated by this Agreement;

(g)	timely file all required Tax Returns, taking into account extensions, and will provide copies of such income tax returns to Adherex and timely pay all Taxes that become due;

(h)	prepare and deliver to Adherex, the Closing Balance Sheet; and

(i)	not take or cause to be taken any action which would disqualify the Merger as a tax-free reorganization under Section 368 of the Tax Code.

4.2 Adherex and Adherex US Covenants. Adherex and Adherex US, jointly and severally, hereby covenant and agree with the Company that prior to the Effective Time, Adherex and Adherex US will:

(a)	subject to termination under Article VII, until the Effective Time:

(i)	not enter into any transaction or incur any obligation or liability other than in the ordinary course of Adherex’s business, or as contemplated by this Agreement or as otherwise agreed to by the Company;

(ii)	not merge into or with, amalgamate or consolidate with, enter into any other corporate reorganization with, sell all or any part of their respective assets to any other corporation or person, or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby or would render inaccurate in any material way any of the representations and warranties set forth in Article III hereof if such representations and warranties were made at a date subsequent to such act, negotiation or transaction and all references to the date of this Agreement therein were deemed to be such later date, except as contemplated in this Agreement and, without limiting the generality of the foregoing, neither Adherex nor Adherex US will, without the prior written consent of the Company:

(A)	make any distribution by way of dividend, return of capital or otherwise to or for the benefit of their respective stockholders, except for the Spin-Out as contemplated in Section 6.3(a);

(B)	issue any shares of their respective capital stock or other securities exercisable for, convertible into or exchangeable for such shares of capital stock or enter into any commitment or agreement therefor;

(C)	increase or decrease its paid-up capital except as necessary for, or as part of, the Spin Out as contemplated by Section 6.3(a); or

(D)	alter or amend their respective charter documents including, without limitation, the Adherex Constating Documents, the Adherex US Certificate of Incorporation and the Adherex US By-Laws, as the same exist at the date of this Agreement;

(iii)	do all such acts and things as may be reasonably necessary or required in order to give effect to the Merger and, without limiting the generality of the foregoing, Adherex will apply for and use its good faith efforts to obtain:

(A)	the approval of the Shareholders required for the implementation of the Merger; and

(B)	such other consents, orders and approvals as counsel may advise are necessary or desirable for the implementation of the Merger and transactions contemplated by this Agreement

(b)	give the representatives of the Company full access, during normal business hours and upon reasonable notice, to all of the assets, properties, books, records, agreements and commitments of Adherex and furnish such information concerning Adherex as the Company may reasonably request; and

(c)	use all reasonable efforts to cause each of the conditions set forth in Article VI hereof which require action by it to be satisfied with on or before the time required for satisfaction;

(d)	following the receipt of the fairness opinion described in Section 7.1(a)(v), submit to the Shareholders the Adherex Board’s recommendation that the Shareholders approve this Agreement and the Merger (unless in the written opinion of Adherex’s legal counsel such recommendation would breach the fiduciary obligations of the Adherex Board), and to the extent required by applicable law, convene the Adherex Meeting and solicit proxies to be voted at the Adherex Meeting in favor of the approval of this Agreement and the Merger;

(e)	not make any declaration setting aside or payment of any dividend or any other distributions in respect of any of its equity securities except as expressly permitted herein;

(f)	not sell or otherwise dispose of any capital asset in excess of $25,000 or other than in the ordinary course of business consistent with its normal business practices or as otherwise contemplated herein;

(g)	use its commercially reasonable best efforts to preserve intact its business organizations and to preserve its present relationships with any suppliers and customers;

(h)	not take or cause to be taken any action which would disqualify the Merger as a tax-free reorganization under Section 368 of the Tax Code;

(i)	use its commercially reasonable best efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage now maintained on behalf of itself and not amend or cancel any such policies of insurance;

(j)	prepare and file all Tax Returns required to be filed by it on a timely basis, taking into account extensions, and in a manner consistent with past practice and duly and timely remit and pay all Adherex Taxes when due;

(k)	promptly notify the Company of the occurrence of any extraordinary event adversely affecting Adherex, Adherex US or their respective businesses affairs, prospects, operations, properties, assets or conditions;

(l)	will provide all information reasonably requested by Company regarding Adherex reasonably necessary for inclusion in any proxy statement (or similar document) to be submitted by Company to its Stockholders in connection with the approval of this Agreement and the Merger;

(m)	not enter into any transaction with any of the officers and directors of Adherex or any immediate family member of any of the foregoing, or any entity in which any of such persons has a material interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or an over the counter market and less than 1% of the stock of which is beneficially owned by such persons);

(n)	except to the extent required by Adherex’s external auditors, not permit a change in its methods of maintaining its books, accounts or business records or, except as required by Canadian GAAP (in which event prior notice shall be given to the Company), change any of its accounting principles or the methods by which such principles are applied for tax and accounting purposes;

(o)	not (i) incur any indebtedness for borrowed money other than trade debt and other obligations incurred in the ordinary course, (ii) create any fixed or floating charge, lien or encumbrance over any part of its properties or assets, except in the ordinary course of business, (iii) make any loan to any other Person, or (iv) guarantee the liabilities of any or obligations of any other person or entity;

(p)	take all actions necessary to cause Adherex US to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by the Merger on the terms and subject to the conditions set forth in this Agreement; and

(q)	make all reasonable representations as are requested by legal counsel for the Company for the purpose of preparing the tax opinion referred to in Section 6.3(h) hereof.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1	Meetings of Shareholders.

(a)	The Company shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and By-laws to secure the approval and adoption of this Agreement and the transactions contemplated hereby from the Stockholders. The Company shall use its best efforts to solicit from Stockholders proxies or written consents in favor of the adoption of this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of Stockholders required by Delaware Law to effect the Merger. The Company shall furnish to the Stockholders all such information concerning the Merger, this Agreement, Adherex and Adherex US as is required pursuant to applicable securities laws, including without limitation, Regulation D of the U.S. Act (such information as amended or supplemented is referred to herein as the “Company Information Statement”).

(b)	Adherex shall furnish to the Company such information concerning Adherex as is necessary in order for the Company Information Statement, in as far as it relates to Adherex and Adherex US, to be prepared in accordance with all applicable rules and regulations, including without limitation, Regulation D of the U.S. Act. The information to be supplied by Adherex for inclusion in the Company Information Statement shall not, on the date the Company Information Statement (or any amendment thereof or supplement thereto) is first mailed or otherwise delivered to the Stockholders, at the time of any meeting of Stockholders and at the Effective Time, contain any untrue statement of material fact or shall omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which it was made, not false or misleading. If at any time prior to the Effective Time any event relating to Adherex or any of its affiliates, officers or directors should be discovered by Adherex which should be set forth in an amendment or a supplement to the Company Information Statement, Adherex shall promptly inform the Company. Notwithstanding the foregoing, Adherex makes no representation or warranty with respect to any information supplied by or relating to the Company that is contained in the Company Information Statement.

(c)	Adherex shall promptly after the date hereof take all action necessary in accordance with all applicable laws and as required by the TSX and its Constating Documents to convene a meeting of the Shareholders (the “Adherex Meeting”) to consider and approve (i) the Merger and (ii) the Share Combination. Adherex shall use its best efforts to solicit from Shareholders proxies in favour of the Merger and shall take all other action necessary or advisable to secure the vote or consent of Shareholders required by all applicable laws and as required by the TSX to effect the Merger.

(d)	The Company shall furnish to Adherex such information concerning the Company as is necessary in order for the Information Circular (as defined herein), in as far as it relates to the Company, to be prepared in accordance with all applicable rules and regulations. The information to be supplied by the Company for inclusion in the Information Circular to be to be sent to the shareholders of Adherex in connection with the Adherex Meeting (such information circular as amended or supplemented is referred to herein as the “Information Circular”), shall not, on the date the Information Circular (or any amendment thereof or supplement thereto) is first mailed to the Shareholders, at the time of Adherex Meeting and at the Effective Time, contain any untrue statement of material fact or shall omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which it was made, not false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Information Circular, the Company shall promptly inform Adherex and Adherex US. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or relating to Adherex or Adherex US that is contained in the Information Circular.

5.2	Access to Information and Confidentiality.

(a)	Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released) the Company and Adherex shall each (and shall cause each of their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of the Company and Adherex shall (and shall cause each of their respective subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each party shall make available to the other party the appropriate individuals for discussion of such party’s business, properties and personnel as the other party may reasonably request; and

(b)	Each party will keep such information confidential in accordance with the terms of the Confidentiality Agreement attached hereto as Exhibit “F”.

5.3	Consents and Approvals.

(a)	The Company, Adherex and Adherex US shall use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and Canadian governmental and regulatory rulings and approvals and approvals of the TSX), and the Company, Adherex and Adherex US shall make all filings (including, without limitation, all filings with United States and Canadian governmental or regulatory agencies and the TSX) required in connection with the authorization, execution and delivery of this Agreement by the Company, Adherex and Adherex US, and the consummation by them of the transactions contemplated thereby. The Company and Adherex shall furnish all information required by the other to be included in the proxy materials prepared by them or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

(b)	Adherex shall, at its sole cost, use reasonable best efforts to obtain the conditional approval of the TSX for the listing thereon of the Merger Shares and the Warrant Shares and shall use reasonable best efforts to obtain any other approvals, consents or authorization required by Adherex or Adherex US from applicable governmental authorities or third parties in connection with the transactions contemplated hereby, including without limitation, the issuance of the Merger Shares and the Warrant Shares to the Stockholders.

5.4 Investment Representation Letters. The Company shall use its best efforts to cause each Stockholder to deliver to Adherex, prior to the Effective Time, a Representation Letter. The Company shall assist Adherex in obtaining such information as Adherex reasonably requires to allow Adherex to determine the number and nature of the Stockholders in their capacity as “purchasers” (as such term is used under Rule 506 of Regulation D promulgated under the U.S. Act (“Regulation D”)). To the extent that Adherex reasonably determines that a Stockholder is not an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D) and does not meet the financial knowledge and experience requirements of Rule 506 of Regulation D, the Company agrees that it shall use its commercially reasonable efforts to cause all such Stockholders to use a “purchaser representative” (as such term is defined in Rule 501(h) of Regulation D) to assist such Stockholders in evaluating the Information Circular and the investment decisions represented by this Agreement, the Merger and the transactions contemplated hereby and thereby.

5.5 Notification of Certain Matters. The Company shall give prompt written notice to Adherex, and Adherex shall give prompt written notice to the Company, of:

(a)	the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate;

(b)	any failure of the Company, Adherex or Adherex US, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this sub-section 5.5(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and

(c)	any other non-public event or development that could reasonably be expected to materially and adversely impact such party or its ability to consummate the transactions contemplated hereunder.

5.6 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to obtain in a timely manner all necessary waivers, consents and approvals of third parties and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

5.7 Public Announcements. Each of Adherex and the Company shall receive written consent from each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to receiving such consent; provided, however, that if any party is required by applicable law to make any public announcement or other disclosure with respect to the Merger or this Agreement, such party shall provide notice to the other party as soon as is reasonably practicable and shall consult with the other party with respect to the content of such announcement or disclosure.

5.8 Board and Management. At and after the Effective Time and subject to the provisions of the CBCA, the Adherex Board will be reconstituted to consist of nine (9) directors, four (4) of whom shall be nominees of the Company (the “Company Nominees”), four (4) of whom shall be nominees of Adherex (the “Adherex Nominees”) and one (1) of whom shall, promptly following the Effective Time, be nominated jointly by the Company Nominees and the Adherex Nominees. The Company Nominees shall be Mark C. Rogers, Fred Mermelstein, Stephen C. Rocamboli and Bill Peters. The Adherex Nominees shall be John Brooks, Robin Norris, Peter Morand and Ray Hessian. Mr. Rogers shall be appointed Chairman of the Adherex Board. At and after the Effective Time, Mr. Brooks shall be appointed to serve as Chief Executive Officer of Adherex, Mr. Norris shall serve as President and Chief Operating Officer of Adherex.

5.9 Share Consolidation. At the Adherex Meeting, Adherex shall solicit the consent of the Shareholders to effect a share consolidation on the basis of one for four (the “Share Combination”). The Share Combination shall be effective prior to the Effective Time.

5.10 Preservation of Tax-Free Status. Following the Effective Time, Adherex, Oxiquant (as the Surviving Company following the Effective Time) and/or their respective affiliates, will not take or cause to be taken any action which would disqualify the Merger as a tax-free reorganization under Section 368 of the Tax Code. In particular, without limiting the generality of the foregoing, prior to the fifth (5th) anniversary of the Effective Time, neither Adherex nor the Company (as the Surviving Company following the Effective Time) shall make any actual or deemed “disposition” (as that term is defined by Treasury Regulation §1.367(a)-8 promulgated under the Tax Code) of the Surviving Company if the effect of such a “disposition” is to cause any Stockholder to recognize gain under any gain recognition agreement entered into pursuant to Treasury Regulation §1.367(a)-8 promulgated under the Tax Code.

ARTICLE VI

CONDITIONS OF MERGER

6.1 Conditions for the Benefit of the Company, Adherex and Adherex US. The respective obligations of each of the Company, Adherex and Adherex US to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)	the Merger and this Agreement, with or without amendment, shall have been approved and adopted by the Stockholders in accordance with the provisions of Delaware Law, and the Merger shall have been approved by the Shareholders at the Adherex Meeting by the Shareholders in accordance with the provisions of all applicable laws, the Certificate of Incorporation, the By-Laws, the Constating Documents and the requirements of any applicable regulatory authorities;

(b)	the TSX shall have approved the terms of the Merger and shall have conditionally approved the listing thereon of each of the Merger Shares and the Warrant Shares, subject to compliance with the usual requirements of the TSX;

(c)	each of the persons who will be officers and directors of Adherex following the Effective Time and each other person who will hold, directly or indirectly, more than 5% of the Common Shares following the Effective Time and each affiliate of any such person (each such officer, director, shareholder and affiliate thereof, a “Restricted Party”) shall enter into an agreement with Adherex substantially in the form attached at Exhibit “G” hereto (each, a “Lock-up Agreement”);

(d)	all other consents, orders, regulations and approvals, including regulatory and judicial approvals and orders required or necessary or desirable for the completion of the transactions provided for in this Agreement and the Merger shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances;

(e)	there shall not be in force any order or decree of a court of competent jurisdiction, any federal, provincial, municipal or other governmental department or any commission, board, agency or regulatory body restraining, interfering with or enjoining the consummation of the transactions contemplated by this Agreement, including, without limitation, the Merger; and

(f)	none of the consents, orders, regulations or approvals contemplated herein shall contain terms or conditions or require undertakings or security deemed unsatisfactory or unacceptable by either of Adherex or the Company, acting reasonably.

6.2 Additional Conditions for the Benefit of Adherex and Adherex US. The obligations of Adherex and Adherex US to effect the Merger are also subject to each of the following conditions at or prior to the Effective Time:

(a)	the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement, and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) with the same force and effect as if made on and as of the Effective Time, and Adherex and Adherex US shall have received a certificate to such effect signed by each of the President and Treasurer of the Company;

(b)	the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Adherex and Adherex US shall have received a certificate to such effect signed by each of the President and Treasurer of the Company;

(c)	the net liabilities of the Company as of the Effective Time shall not exceed the sum of US$100,000 plus the Company’s liabilities relating to the license agreement between the Company and Oregon Health & Sciences University (the “Maximum Net Liability”);

(d)	all material consents, waivers, approvals, authorizations or orders required to be obtained (including consents of third parties in connection with the Intellectual Property to the transactions contemplated hereunder), and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company;

(e)	the Company shall have delivered to Adherex:

(i)	certified copies of resolutions duly passed by the Company Board approving this Agreement and the consummation of the transactions contemplated hereby; and

(ii)	certified copies of the resolutions of the Stockholders approving the Merger and the consummation of the transactions contemplated thereby

(f)	Adherex shall have received an Investment Representation Letter from each Stockholder other than any Dissenting Stockholders and such Investment Representation Letters shall not reveal more than thirty-five (35) Stockholders who are not “accredited investors” (as such term is defined in Rule 501 of Regulation D) or who are not otherwise excluded from the calculation of the number of purchasers under Rule 501(e) of Regulation D. Each Stockholder who is not an “accredited investor” (as such term is defined in Rule 501 of Regulation D) and who does not meet the sophistication requirements set forth in Rule 501 of Regulation D shall be represented by a “purchaser representative” (as such term is defined in Rule 501(h) of Regulation D), reasonably satisfactory to Adherex and its counsel, and such purchaser representative shall have executed and delivered documentation reasonably satisfactory to Adherex and its counsel;

(g)	Adherex shall have received a Lock-up Agreement from each Restricted Party;

(h)	the statutory period under Delaware Law for exercise of dissenter’s rights shall have elapsed without the holders of Common Stock holding more than 3% of the Common Stock having exercised such dissenter’s rights;

(i)	the Company shall have delivered to Adherex the Certificate of Merger;

(j)	the Company shall have delivered to Adherex: (i) a certificate or certificates dated as of dates not more than two days prior to the Effective Time, from the Secretary of State of the State of Delaware, and other corporate authorities as to the good standing, and qualification to do business, of the Company in each jurisdiction where it is so qualified and (ii) the Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as of a date not more than two days prior to the Effective Time;

(k)	the form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to Adherex;

(l)	no material injunction shall have been obtained, and no material suit, action or other proceeding shall be pending or threatened before any court or governmental entity in which it is sought to restrain or prohibit or, in the reasonable belief of the Adherex Board, materially modify the consummation of the transactions contemplated hereby, or involving a claim that the consummation of the transactions contemplated hereby would result in a violation of any law, decree or regulation of any government entity; and

(m)	Maslon Edelman Borman & Brand, LLP, legal counsel for the Company, shall have delivered to Adherex an opinion with respect to Company’s good standing, authority to enter into Merger and enforceability of Agreement in a form acceptable to Adherex and its counsel acting reasonably.

6.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject each of the following conditions at or prior to the Effective Time:

(a)	Adherex shall have divested itself of all non-cancer assets and businesses of Adherex, which assets and businesses are set forth in Schedule 6.3(a) hereof to a corporation to be created by Adherex prior to the Effective Time (collectively, the “Spin-Out”);

(b)	the representations and warranties of Adherex and Adherex US contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement or the Spin-Out, and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by each of the President and Chief Financial Officer of each of Adherex and Adherex US;

(c)	each of Adherex and Adherex US shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by each of the President and Chief Financial Officer of each of Adherex and Adherex US;

(d)	all material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Adherex and Adherex US for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Adherex and Adherex US;

(e)	Adherex and Adherex US shall have delivered to the Company:

(i)	certified copies of resolutions duly passed by the Adherex Board and the Adherex US Board approving this Agreement and the consummation of the transactions contemplated hereby; and

(ii)	certified copies of duly passed resolutions of Shareholders and the stockholder of Adherex US approving the Merger and the consummation of the transactions contemplated thereby;

(f)	Adherex shall have delivered to the Company a certified copy of the approval described in sub-section 6.1(a) hereof;

(g)	the Company shall have received an opinion of its counsel that the transactions contemplated hereunder shall qualify as a tax free reorganization under Section 368 of the Tax Code and that the Stockholders will not recognize gain for U.S. income tax purposes upon the conversion of their Common Stock for Merger Securities pursuant to the Merger;

(h)	Adherex or Adherex US (as applicable) shall have delivered to the Company: (i) a certificate or certificates dated as of dates not more than five days prior to the Effective Time, from Industry Canada and other appropriate authorities as to the good standing, and qualification to do business, of Adherex in each jurisdiction where Adherex is so qualified; and (ii) a certified copy Constating Documents as of a date not more than two days prior to the Effective Time; and (iii) a copy certified by the Secretary of State of the State of Delaware of the Adherex US Certificate of Incorporation as of a date not more than two days prior to the Effective Time;

(i)	no material injunction shall have been obtained, and no material suit, action or other proceeding shall be pending or threatened before any court or governmental entity in which it is sought to restrain or prohibit or, in the reasonable belief of the Company Board, materially modify the consummation of the transactions contemplated hereby, or involving a claim that the consummation of the transactions contemplated hereby would result in a violation of any law, decree or regulation of any government entity;

(j)	the form and substance of all legal matters contemplated hereby and of all papers delivered hereunder shall be reasonably acceptable to the Company; and

(k)	Legal counsel for Adherex, shall have delivered to the Company an opinion with respect to (i) the resale of the Merger Shares and the Warrant Shares immediately following the Effective Time pursuant Regulation S under the U.S. Act and under Canadian Securities Laws and the rules and regulations of the TSX, (ii) the good standing of Adherex and Adherex US, (iii) the authority of Adherex and Adherex US to enter into this Agreement, (iv) the distribution of securities of the corporation to be created by Adherex prior to the Effective Time, to the existing shareholders of Adherex, in order to effect the Spin-Out shall be exempt from the prospectus and registered dealer requirements of the securities laws of each province and territory of Canada. and (v) the enforceability of this Agreement against Adherex and Adherex US, in a form acceptable to the Company and its counsel acting reasonably.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1	Termination.

(a)	Subject to Section 7.2 hereof, this Agreement may be terminated by Adherex, and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Shareholders, if: (i) any of the conditions in Sections 6.1 and 6.2 hereof are not satisfied by the dates specified for satisfaction, if any; (ii) if the Company breaches any of its representations, warranties, or covenants herein in any material respect and such breach remains uncured for a period of ten days after notice of such breach provided by Adherex; (iii) if the Company breaches the Company’s obligations set forth in Article VIII hereof; (iv) if the Effective Time does not occur prior to December 31, 2002; and (v) within five (5) days from the date of this Agreement, an independent investment banker or financial advisor has not issued an opinion to the Adherex Board generally supporting the fairness and reasonableness to Adherex of the transactions contemplated hereby; provided that if Adherex does not provide the Company notice of its intent to terminate this Agreement pursuant to this clause (v) within such 5-day period, Adherex shall thereafter have no right to terminate this Agreement pursuant to this clause (v). Notwithstanding the foregoing, in order to terminate this Agreement by reason of breach of Section 6.2 hereof, Adherex must deliver written notice of such termination to Company on or prior to the Effective Time;

(b)	Subject to Section 7.2 hereof, this Agreement may be terminated by the Company and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Stockholders, if (i) any of the conditions in Sections 6.1 and 6.3 hereof are not satisfied by the dates specified for satisfaction, if any, (ii) if Adherex breaches any of its representations, warranties, or covenants herein in any material respect and such breach remains uncured for a period of ten days after notice of such breach provided by the Company, (iii) if Adherex breaches any of its obligations set forth in Article VIII hereof, or (iv) if the Effective Time does not occur prior to December 31, 2002. Notwithstanding the foregoing, in order to terminate this Agreement by reason of breach of Section 6.3 hereof, the Company must deliver written notice of such termination to Adherex on or prior to the Effective Time.

Upon termination of this agreement as a result of the foregoing, all parties shall return all documentation, information and any other property in its possession or control, to the owners of such property, and the parties will have no further rights or obligations to each other except for accrued rights and obligations arising from any prior breach of this agreement, or unless expressly provided for in this Agreement.

7.2 Notice of Unfulfilled Conditions. If either of Adherex or the Company shall determine at any time prior to the Effective Time that it intends to refuse to consummate the Merger or any of the other transactions contemplated hereby because of any unfulfilled or unperformed condition contained in this Agreement on the part of the other of them to be fulfilled or performed, Adherex or the Company, as the case may be, shall so notify the other of them forthwith upon making such determination in order that such other of them shall have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition within a reasonable period of time, but in no event later than ten business days after receipt of notice of such intention.

7.3 Mutual Termination. This Agreement may, at any time before or after the holding of the Adherex Meeting, but no later than the last business day immediately preceding the Effective Time, be terminated by mutual agreement of the Adherex Board and the Company Board without further action on the part of Shareholders or the Stockholders.

7.4 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.3 this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)	with respect to the obligation to return all documentation, information and any other property as provided in Section 7.1 hereof and to abide by the provisions of the Confidentiality Agreement; and

(b)	nothing herein shall relieve any party from liability for any breach hereof.

7.5 Fees and Expenses. Each party will bear its own costs in respect of the transactions contemplated hereby.

7.6 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Stockholders, no amendment may be made which would reduce the amount or change the type of consideration into which each share of the Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.7	Waiver. At any time prior to the Effective Time, any party hereto may:

(a)	extend the time for the performance of any of the obligations or other acts required hereunder;

(b)	waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and

(c)	waive compliance with any of the agreements or conditions contained herein, in the case of each of sub-sections 7.7(a), (b) and (c), by or of the other parties hereto. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE VIII

EXCLUSIVITY

8.1 In consideration of the actions to be taken and expenses to be incurred by Adherex and the Company in furtherance of this agreement without the prior written consent of the other party (which written consent shall not be unreasonably withheld or delayed), each of Adherex and the Company agrees that until the Effective Time or termination of this Agreement by either party, each shall not solicit or negotiate any offer to buy, or offer to agree to sell, or sell, any of its assets or its shares (except as permitted in Article VI and other than shares issued in financing transaction approved by the Adherex Board or pursuant to the exercise of options, warrants or other rights to purchase securities outstanding as of the date hereof or pursuant to incentive stock options granted after the date hereof pursuant to Adherex’s incentive stock option plan) or any interest therein and shall not merge or enter into a business combination with or solicit or negotiate any offer to merge or enter into a business combination with or into any corporation or entity other than the other party (each such transaction being referred to as a “Proposed Acquisition Transaction”); provided, that nothing in this clause will in any way limit Adherex or the Company from responding to any proposal of any other person or dealing with (said “dealing with” shall exclude solicitation) any other person in respect of the foregoing that is not solicited by Adherex or the Company if in the good faith opinion of the Adherex or the Company Board and in the written opinion of such parties’ outside counsel, a failure to do so would represent a breach of fiduciary obligations of the directors of Adherex or the Company. Each of Adherex and Company will immediately notify the other if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify the other of the terms of any proposal which it may receive in respect of such Proposed Acquisition Transaction, including, without limitation, the identity of the prospective purchaser or acquiring party. Each of Adherex and Company shall provide the other a copy of any written offer received in respect of a Proposed Acquisition Transaction.

8.2 Nothing contained in this Article VIII shall prohibit Adherex from taking and disclosing to Shareholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Shareholders if, in the good faith judgment of the Adherex Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided, however, that, subject to the preceding paragraph, neither Adherex nor the Adherex Board nor any committee thereof shall withdraw, or propose publicly to withdraw, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a competing proposal, without providing written notice to the other parties as soon as reasonably practicable.

ARTICLE IX

[Intentionally Omitted.]

ARTICLE X

GENERAL PROVISIONS

10.1 Entire Agreement. The Transaction Documents constitute the full and entire understanding and agreement among the parties hereto with respect to the subject matters hereof and thereof, and any and all other written or oral agreements existing prior to or contemporaneously herewith are expressly superseded and canceled.

10.2 Notices and Demands. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been delivered (i) three (3) business days after being sent by registered or certified mail, return receipt requested postage pre-paid, (ii) one (1) business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, or (iii) the same business day if sent by facsimile transmission with written confirmation of transmission during such business day, in each case to the intended recipient at the address set forth therefor, as follows:

To the Company, to:
Oxiquant, Inc.
787 Seventh Avenue
New York, NY 10019
	Facsimile:	(212) 554-4355
	Attention:	Secretary

Each with a copy to:
Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
	Facsimile:	612-642-8358
	Attention:	William M. Mower

To Adherex or Adherex US, to:
Adherex Technologies Inc.
600 Peter Morand Crescent
Ottawa, ON K1G 5Z3
	Facsimile:	(613) 738-9060
	Attention:	John Brooks

Each with a copy to:
LaBarge Weinstein
333 Preston Street, 11th Floor
Ottawa, Ontario K15 5N4
	Facsimile:	(613) 231-3900
	Attention:	Randy L. Taylor

or to such other address or fax number of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery, mailing or fax.

10.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

10.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and by virtue of their approval of the Merger, the Stockholders, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement may be delivered via facsimile transmission, with the intention that they shall have the same effect as an original counterpart hereof.

10.6 Effect of Headings; Construction. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The parties have participated jointly in the negotiation and drafting of the Transaction Documents with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

10.7 Governing Law. This Agreement shall be interpreted, construed and governed by and in accordance with the internal laws of the State of Delaware. In the event of any action or proceeding commenced by the Company arising out of this Agreement, or the negotiation, validity or performance hereof or the transactions contemplated herein, such action or proceeding shall be venued in the Superior Court of Justice of the Province of Ontario in the City of Ottawa, Ontario and, in the event of any action or proceeding commenced by either of Adherex or Adherex US arising out of this Agreement, or the negotiation, validity or performance hereof or the transactions contemplated herein, such action or proceeding shall be venued in the United States District Court for the Southern District of New York.

10.8 Certain Definitions. For the purposes of this Agreement, the following definitions shall apply:

(a)	“affiliate” means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

(b)	“beneficial owner” with respect to any shares of the Common Stock, means a person who shall be deemed to be the beneficial owner of such shares:

(i)	which such person or any of its affiliates or associates beneficially owns, directly or indirectly;

(ii)	which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly:

(A)	the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise; or

(B)	the right to vote pursuant to any agreement, arrangement or understanding; or

(iii)	which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

(c)	“business day” means any day other than a day on which banks in the City of Ottawa, Province of Ontario or in the State of New York are required or authorized to be closed;

(d)	“Closing Balance Sheet” means an unaudited balance sheet of the Company prepared accordance with US GAAP, on a basis consistent with the Company Audited Financials as of a date that is within three (3) days of the Effective Time and mutually acceptable to the Company and Adherex. The Closing Balance Sheet shall include the then outstanding amounts under any lines of credit and accrued expenses in connection with the transactions contemplated hereunder;

(e)	“Common Shares” has the meaning ascribed thereto in Section 3.3;

(f)	“Common Stock” means the common stock of the Company, par value $0.001 per share;

(g)	“Confidentiality Agreement” means the Confidentiality Agreement dated on or about July 18 2002, between Adherex and the Company;

(h)	“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(i)	“Derivative Securities” shall mean (i) all Adherex Rights (other than any Unvested Options) outstanding immediately prior to or at the Effective Time (A) with a right to purchase or otherwise acquire Common Shares at a price of less than CND$1.00 per share (as equitably adjusted for stock splits, combinations and the like), or (B) that expire on or after the date that is three years from the Effective Time, and (ii) all Common Shares issuable under Vested Options;

(j)	“Environmental Laws” means all applicable Canadian or United States federal, state, provincial, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, provincial, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement);

(k)	“Exchange Ratio” means the number equal to the quotient resulting from dividing (i) the number of Common Shares issued and outstanding immediately prior to the Effective Time but after giving effect to the Share Combination, by (ii) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time;

(l)	“Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject any Person to any imposition of costs or liability under any Environmental Law;

(m)	“Material Adverse Effect” means, with respect to any person, a material adverse effect on such person’s business, assets, condition (financial or otherwise), liabilities, prospects or results of operations of such person;

(n)	“Option Plan” means the employee stock option plan of Adherex in effect as of the date hereof;

(o)	“person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(p)	“Public Documents” means any and all documents filed with securities commissions or similar regulatory authorities in the US or Canada;

(q)	“Shareholder” means a holder of any Common Shares;

(r)	“Stockholder” means a holder of any shares of Common Stock;

(s)	“subsidiary” or “subsidiaries” of the Company, the Surviving Company, Adherex or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Company, Adherex or such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

(t)	“Tax Code” means the United States’ Internal Revenue Code of 1986, as amended;

(u)	“Transaction Documents” means (i) this Agreement (including the schedules and exhibits attached hereto), (ii) the Certificate of Merger, (iii) the Investment Representation Letters, (iv) the Lock-Up Agreements, (v) the certificates required to be delivered pursuant to each of Sections 6.2(j) and 6.3(e), (vi) the items required to be delivered pursuant to Sections 6.2(a), 6.2(b), 6.2(e) and 6.2(j), 6.3(b), 6.3(c), 6.3(e) and 6.3(f);

(v)	“TSX” means The Toronto Stock Exchange;

(w)	“Unvested Options” means those options to purchase Common Shares granted pursuant to the Option Plan and outstanding at or immediately prior to the Effective Time that are not otherwise Vested Options;

(x)	“Vested Options” means those options to purchase Common Shares granted pursuant to the Option Plan and outstanding at or immediately prior to the Effective Time that (i) have either (A) an exercise price of less than $1.00 (as equitably adjusted for stock splits, combinations and the like) or (B) an expiry date later than that date which is three (3) years following the Effective Time and (ii) have vested pursuant to the provisions of the Option Plan at or prior to or at the Effective Time;

(y)	“Warrant Exchange Ratio” means the number of Common Shares purchasable under all of the Derivative Securities (after giving effect to the Share Combination), divided by the number of shares of Common Stock outstanding immediately prior to the Effective Time; and

(z)	“Warrant Purchase Price” means the weighted average price per share at which Common Shares may be acquired upon exercise or conversion of the Derivative Securities.

10.9 Disclaimer Regarding Tax Status. The Company and the Stockholders have obtained and are relying solely on their own independent legal advice regarding the tax implications of the Merger on the Company or any Stockholder and whether the Merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the Tax Code.

10.10 Further Assurances. Notwithstanding any provision to the contrary contained herein, without further consideration, the parties hereto agree that after the Effective Time, each will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out the provisions of this Agreement.

10.11 Funds. Unless otherwise clearly stated, all references to dollar amounts contained in this Agreement shall refer to lawful money of the United States of America.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Merger Agreement as of the day and year first above written.

ADHEREX TECHNOLOGIES INC.

Per:	/s/ John Brooks
Name:	John Brooks
Title:	Chief Executive Officer

ADHEREX, INC.

Per:	/s/ John Brooks
Name:	John Brooks
Title:	Chief Executive Officer

OXIQUANT, INC.

Per:	/s/ Fred Mermelstein
Name:	Fred Mermelstein
Title:	President